UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☐  Soliciting Material Pursuant to §240.14a-12

FIDELITY NATIONAL INFORMATION SERVICES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

April 15, 2010

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of shareholders of Fidelity National Information Services, Inc. The meeting will be held on May 27, 2010 at 11:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204. The formal Notice of Annual Meeting and Proxy Statement for this meeting are attached to this letter.

The Notice of Annual Meeting and Proxy Statement contain more information about the annual meeting, including:

•	who can vote; and

•	the different methods you can use to vote, including the telephone, Internet and traditional paper proxy card.

Whether or not you plan to attend the annual meeting, please vote by one of these outlined methods to ensure that your shares are represented and voted in accordance with your wishes. This will help us avoid the expense of sending follow-up letters to ensure that a quorum is represented at the annual meeting, and will assure that your vote is counted if you are unable to attend.

On behalf of the Board of Directors, I thank you for your cooperation.

Sincerely,

Frank R. Martire
President and Chief Executive Officer

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Fidelity National Information Services, Inc.:

Notice is hereby given that the 2010 Annual Meeting of Shareholders of Fidelity National Information Services, Inc. will be held on May 27, 2010 at 11:00 A.M., Eastern Time, in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. to elect three Class II directors to serve until the 2013 annual meeting of shareholders or until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year; and

3. to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors set March 30, 2010 as the record date for the meeting. This means that owners of Fidelity National Information Services, Inc. common stock at the close of business on that date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You may vote your shares through the Internet, by telephone, or by mailing the enclosed proxy card. Instructions for our registered shareholders are described under the question “How do I vote?” on page 2 of the proxy statement.

Sincerely,

Michael L. Gravelle
Corporate Secretary

Jacksonville, Florida
April 15, 2010

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors (the “Board”) of Fidelity National Information Services, Inc. (the “Company” or “FIS”) for use at the Annual Meeting of Shareholders to be held on May 27, 2010 at 11:00 A.M., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, Florida.

It is anticipated that such proxy, together with this proxy statement, will be first mailed on or about April 15, 2010 to all shareholders entitled to vote at the meeting.

The Company’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-5000.

GENERAL INFORMATION ABOUT THE COMPANY

Unless stated otherwise or the context otherwise requires, all references to “FIS,” “we,” the “Company” or the “registrant” are to Fidelity National Information Services, Inc., a Georgia corporation formerly known as Certegy Inc. (“Certegy”), which was the surviving legal entity in the merger between Certegy and Former FIS (the “Certegy Merger”); all references to “Former FIS” are to Fidelity National Information Services, Inc., a Delaware corporation, and its subsidiaries, prior to the Certegy Merger; all references to “Old FNF” are to Fidelity National Financial, Inc., a Delaware corporation that owned a majority of the Company’s shares through November 9, 2006 and in November 2006, merged with and into FIS (the “FNF Merger”); all references to “FNF” are to Fidelity National Financial, Inc. (formerly known as Fidelity National Title Group, Inc.), formerly a subsidiary of Old FNF but now an independent company that remains a related entity from an accounting perspective; and all references to “LPS” are to Lender Processing Services, Inc., a former wholly owned subsidiary of FIS, which was spun-off as a separate publicly traded company on July 2, 2008. For purposes of the biographical descriptions of our directors and executive officers, service with FIS includes service with Former FIS prior to the Certegy Merger, and service with FNF includes service with Old FNF prior to the FNF Merger.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Your shares can be voted at the annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Who is entitled to vote?

All record holders of FIS common stock as of the close of business on March 30, 2010 are entitled to vote. On that day, 374,345,383 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

What shares are covered by the proxy card?

The proxy card covers all shares held by you of record (i.e., shares registered in your name), and any shares held for your benefit in FIS’s 401(k) plan.

What if I am a beneficial holder rather than an owner of record?

If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

How do I vote?

There are three ways to vote by proxy, other than by attending the annual meeting and voting in person:

•	by Internet, using a unique password printed on your proxy card and following the instructions on the proxy card;

•	by mail, using the enclosed proxy card and return envelope; or

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card.

What does it mean to vote by proxy?

It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Executive Chairman and our President and Chief Executive Officer, who are sometimes referred to as the “proxy holders.” By giving your proxy to the proxy holders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote on a particular proposal described in this proxy statement, the proxy holders will vote your shares in accordance with the recommendation of the Board for such proposal.

On what am I voting?

You will be asked to consider two proposals at the annual meeting.

•	Proposal No. 1 asks you to elect three Class II directors to serve until the 2013 annual meeting of shareholders.

•	Proposal No. 2 asks you to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the 2010 fiscal year.

What happens if other matters are raised at the meeting?

Although we are not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FIS’s articles of incorporation and bylaws, all proxies given to the proxy holders will be voted in accordance with their best judgment.

What if I submit a proxy and later change my mind?

If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: (i) giving written notice to the Corporate Secretary; (ii) timely submitting another proxy bearing a later date (in any of the permitted forms); or (iii) casting a ballot in person at the annual meeting.

Who will count the votes?

Broadridge Investor Communications Services will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

How many votes must each proposal receive to be adopted?

The following votes must be received:

•	For Proposal No. 1 regarding the election of directors, the individuals receiving the largest number of votes cast by the shares entitled to vote at the annual meeting (assuming a quorum is present) will be elected as directors.

•	For Proposal No. 2, under Georgia law the action is approved if a quorum exists and the shares present or represented by proxy and entitled to vote favoring the action exceed the shares present or represented by proxy opposing the action.

What constitutes a quorum?

A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented either in person or by proxy. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

What are broker non-votes?

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the ratification of the appointment of the independent registered public accounting firm. On non-routine matters, such as the election of directors, nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” Please note that this year the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions. Please be sure to give specific voting instructions to your broker, so that your vote can be counted.

What effect does an abstention have?

With respect to Proposal No. 1, abstentions or directions to withhold authority will not be included in vote totals and will not affect the outcome of the vote. With respect to Proposal No. 2, for purposes of the Georgia law requirement that the number of shares present or represented by proxy and entitled to vote approving Proposal No. 2 exceed the number of shares present or represented by proxy and entitled to vote opposing it, abstentions will have no effect.

Who pays the cost of soliciting proxies?

We pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Shareholders, this proxy statement and the proxy card. Following the mailing of this proxy statement, directors, officers and employees of the Company may solicit proxies by telephone, facsimile transmission or other personal contact. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their charges and expenses in connection therewith at customary and reasonable rates. In addition, the Company has retained Georgeson Inc. to assist in the solicitation of proxies for an estimated fee of $18,500, plus reimbursement of expenses.

What if I share a household with another shareholder?

We have adopted a procedure approved by the Securities and Exchange Commission (the “SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Annual Report and Proxy Statement unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings. If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Annual Reports and/or Proxy Statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Annual Report or Proxy Statement for your household, please contact our transfer agent, Computershare Investor Services, LLC (in writing: P.O. Box 43078, Providence, Rhode Island 02940-3078; by telephone: (800) 568-3476). If you participate in householding and wish to receive a separate copy of the 2009 Annual Report or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of future Annual Reports and/or Proxy Statements, please contact Computershare Investor Services, LLC as indicated above. Beneficial shareholders can request information about householding from their banks, brokers or other holders of record. The Company hereby undertakes to deliver promptly upon written or oral request, a separate copy of the annual report to shareholders, or proxy statement, as applicable, to a Company shareholder at a shared address to which a single copy of the document was delivered.

CERTAIN INFORMATION ABOUT OUR DIRECTORS

Information About the Nominees for Election

The names of the nominees for election as directors of the Company and certain biographical information concerning each of them is set forth below:

			Director
Name	Position with FIS	Age(1)	Since

Nominees to the class of directors whose term will expire at the 2013 annual meeting:
Stephan A. James	Director Member of the Audit Committee	63	2009
James Neary	Director Member of the Compensation Committee, Member of the Corporate Governance and Nominating Committee	45	2009
Frank R. Martire	Director Member of the Executive Committee	62	2009

(1)	As of April 1, 2010.

Stephan A. James.  Stephan A. James is the former Chief Operating Officer of Accenture Ltd., and served as Vice Chairman of Accenture Ltd. from 2001 to 2004. He also served in the advisory position of International Chairman of Accenture, from August 2004 until August 2006. He is a director of Navigant Consulting, Inc. and currently serves as a member of the University of Texas McCombs School of Business Advisory Board. Mr. James served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger.

Mr. James’ qualifications to serve on the FIS Board include his experience and expertise providing financial, management consulting and technology services to financial service companies in connection with his management positions at Accenture Ltd. In particular, Mr. James was responsible for the worldwide financial service consulting and outsourcing business of Accenture Ltd. for five years.

James Neary.  James C. Neary has served as a nominee of WPM, L.P. to the FIS Board since October 2009, as described below in “Proposal No. 1: Election of Directors.” Mr. Neary is a Managing Director and Co-head, Technology, Media and Telecommunications in the New York office of Warburg Pincus LLC, a position he has held since 2004. From 2000 through 2004, Mr. Neary led Warburg Pincus LLC’s Capital Markets group. Mr. Neary is currently a director of Alert Global Media Holdings, LLC, Telmar Network Technology and Coyote Logistics. He previously was a Managing Director at Chase Securities and was in the Leveraged Finance Group at Credit Suisse First Boston. Mr. Neary served as a director of Metavante Technologies, Inc. from November 2007 until the Metavante merger and currently serves on the board of The Brearley School.

Mr. Neary’s qualifications to serve on the FIS Board include his experience formulating strategy and designing and implementing financing arrangements as a Managing Director of Warburg Pincus LLC, a leading private equity firm, as well as his previous positions with Chase Securities and Credit Suisse First Boston, and his experience in the technology industry.

Frank R. Martire.  Frank R. Martire is the Chief Executive Officer and President of FIS. Mr. Martire joined FIS after its acquisition of Metavante Technologies, Inc., where he served as Chairman of the Board of Directors and Chief Executive Officer. Mr. Martire also served as Director and Chief Executive Officer of Metavante

Corporation since March 2003 and served as its President from March 2003 to November 2008. Mr. Martire was President and Chief Operating Officer of Call Solutions Inc. from 2001 to 2003 and President and Chief Operating Officer, Financial Institution Systems and Services Group, of Fiserv, Inc. from 1991 to 2001. Mr. Martire is a director of Aurora Healthcare and the Children’s Hospital and Health System Foundation. Mr. Martire is also a member of the board of trustees for Sacred Heart University.

Mr. Martire’s qualifications to serve on the FIS Board include his years of experience providing technology solutions to the banking industry, particularly his experience with Metavante Technologies, Inc., and his knowledge of and contacts in the financial services industry.

Information About Our Directors Continuing in Office

Term Expiring in 2011

			Director
Name	Position with FIS	Age(1)	Since

David K. Hunt	Director Chairman of the Audit Committee, Member of the Compensation Committee	64	2001
Richard N. Massey	Director Chairman of the Compensation Committee, Member of the Corporate Governance and Nominating Committee	54	2006

(1)	As of April 1, 2010.

David K. Hunt.  David K. Hunt has served as a director of FIS since June 2001. Mr. Hunt has served as a director of LPS since February 2010. Since December 2005, Mr. Hunt has been a private investor. He previously served as the non-executive Chairman of the Board of OnVantage, Inc. from October 2004 until December 2005. Prior to that, he served as the Chairman and Chief Executive Officer of PlanSoft Corporation, an internet-based business-to-business solutions provider in the meeting and convention industry, a position he held from May 1999 to October 2004.

Mr. Hunt’s qualifications to serve on the FIS Board include his over 40 years of experience in the banking and payments industries, including serving in executive positions with Signet Banking Corporation, Global Payment Systems, and AT&T Universal Card Services, and his financial literacy.

Richard N. Massey.  Richard N. Massey has served as a director of FIS since November 2006. Mr. Massey has served as a director of FNF since February 2006. Mr. Massey is currently a founding partner of West Rock Capital, LLC, a private investment firm, and has been since January 2009. Mr. Massey previously served as the Chief Strategy Officer and General Counsel of Alltel Corporation from January 2006 until January 2009. From 2000 until 2006, Mr. Massey served as Managing Director of Stephens Inc., a private investment bank, during which time his financial advisory practice focused on software and information technology companies.

Mr. Massey’s qualifications to serve on the FIS Board include his experience in corporate finance and investment banking and as a financial and legal advisor to public and private businesses, as well as his experience and expertise in identifying, negotiating and consummating mergers and acquisitions in technology and other industries.

Term Expiring in 2012

			Director
Name	Position with FIS	Age(1)	Since

William P. Foley, II	Director Executive Chairman, Chairman of the Executive Committee	65	2006
Thomas M. Hagerty	Director	47	2006
Keith W. Hughes	Director Member of the Audit Committee, Chairman of the Corporate Governance and Nominating Committee	63	2002

(1)	As of April 1, 2010.

William P. Foley, II.  William P. Foley, II has served as a director of FIS since February 2006 and is the Executive Chairman of the Board. Mr. Foley has also served as the executive Chairman of the Board of FNF since October 2006 and Chairman of the Board of FNF from the company’s formation in 1984 to October 2005. Mr. Foley served as Chief Executive Officer of FNF from the company’s formation in 1984 to May 2007. Mr. Foley also served as the Chairman of LPS from the spin-off until March 15, 2009, and, within the past five years, has served as a director of Florida Rock Industries, Inc. and CKE Restaurants, Inc. He also serves on the board of the Foley Family Charitable Foundation and the Cummer Museum of Arts and Gardens.

Mr. Foley’s qualifications to serve on the FIS Board include his years of business experience as a Chairman, board member and executive officer of public and private companies in a wide variety of industries, including his experience serving as Executive Chairman of FIS, and his strong track record of building and maintaining shareholder value and successfully negotiating and implementing mergers and acquisitions.

Thomas M. Hagerty.  Thomas M. Hagerty has served as a director of FIS since February 2006 and currently serves as a nominee of Thomas H. Lee Partners, L.P. to the FIS Board, as described below in “Proposal No. 1: Election of Directors.” Mr. Hagerty has served as a director of FNF since October 2006. Mr. Hagerty is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Hagerty has been employed by Thomas H. Lee Partners, L.P. and its predecessor, Thomas H. Lee Company, since 1988. From July 2000 through April 2001, Mr. Hagerty also served as the Interim Chief Financial Officer of Conseco, Inc. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois, Eastern Division. Mr. Hagerty also serves as a director of MGIC Investment Corporation, MoneyGram International, Inc., Ceridian Corporation and several private companies. Within the past five years, Mr. Hagerty has served as a director of Metris Companies, Inc.

Mr. Hagerty’s qualifications to serve on the FIS Board include his managerial and strategic expertise working with large growth-oriented companies as a Managing Director of Thomas H. Lee Partners, L.P., a leading private equity firm, and his experience in enhancing value of such companies, along with his expertise in corporate finance.

Keith W. Hughes.  Keith W. Hughes has served as a director of FIS since August 2002. Since April 2001, Mr. Hughes has been a self-employed consultant to domestic and international financial services institutions. From November 2000 to April 2001, he served as Vice Chairman of Citigroup Inc. Mr. Hughes was named to that position in 2000 when Citigroup acquired Associates First Capital Corporation, where he had served as Chairman and Chief Executive Officer since February 1995. Within the past five years, Mr. Hughes has served as a director of Texas Industries, Inc. and Pilgrim’s Pride Corp.

Mr. Hughes’ qualifications to serve on the FIS Board include his years of experience as an executive and consultant to financial services institutions, particularly his experience as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive of Associates First Capital Corporation, as well as his financial literacy and experience in matters of corporate governance.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

On October 1, 2009, the Company completed its acquisition of Metavante Technologies, Inc. (“Metavante”) pursuant to the terms and conditions of an Agreement and Plan of Merger (the “Merger Agreement”) dated March 31, 2009. Following the closing of this transaction (which we refer to as the “Merger”), pursuant to the terms of the Merger Agreement, the Board expanded the number of directors to nine, and appointed Frank R. Martire, James C. Neary and Stephan A. James to the Board. In accordance with Georgia law, any newly appointed director that does not fill an existing vacancy on the Board is required to stand for election to the Board at the next annual meeting of shareholders. Therefore, Frank R. Martire, James C. Neary and Stephan A. James must stand for election to the Board at the 2010 annual meeting of shareholders.

The bylaws of the Company provide that our Board shall consist of at least five and no more than fifteen directors. Our directors are divided into three classes, each class as nearly equal in number as possible. The Board determines the number of directors within these limits. The term of office of only one class of directors expires in each year. All three classes serve for three year terms. The directors elected at this annual meeting will hold office for the three year term or until their successors are elected and qualified.

Prior to February 28, 2010, Lee A. Kennedy served as a director of the Company with a term expiring in 2010. Effective as of February 28, 2010, Lee A. Kennedy and FIS mutually agreed that Mr. Kennedy would no longer serve as a director of FIS. Upon Mr. Kennedy’s departure the number of directors on the Board was reduced from nine to eight members. In addition, the Board determined to move Mr. Martire from the class whose term expires in 2011 to the class whose terms expires in 2010, so that he would stand for election this year to a full three year term.

In connection with the Merger Agreement, FNF and affiliates of Thomas H. Lee Partners, L.P. (“THL”) invested a total of $249,999,993.50 in us pursuant to the terms and conditions of an Investment Agreement dated March 31, 2009 (the “Investment Agreement”). Under the Investment Agreement, THL is entitled to nominate one member of our board of directors as long as it continues to own shares equal to at least 35% of the number it purchased under the Investment Agreement. Thomas M. Hagerty currently serves as THL’s nominee.

In connection with the Merger and based upon certain existing rights of WPM, L.P., a Delaware limited partnership (“WPM”), in respect of its investment in Metavante prior to the Merger, we entered into a shareholders agreement (the “Shareholders Agreement”), dated as of March 31, 2009, with WPM. The Shareholders Agreement provides that WPM is entitled to nominate and have appointed one member of our board of directors until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the Merger and purchased by WPM in connection with a separate stock purchase right agreement and (2) the tenth anniversary of the completion of the Merger. James Neary currently serves as WPM’s nominee.

At this annual meeting, the following persons, each of whom is a current director of the Company, have been nominated to stand for election to the Board for a three-year term expiring in 2013:

Stephan A. James
James Neary
Frank R. Martire

The Board believes that each of the nominees will stand for election and will serve if elected as a director.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE LISTED NOMINEES.

PROPOSAL NO. 2: RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

General Information About KPMG LLP

Although shareholder ratification of the appointment of our independent registered public accounting firm is not required by our bylaws or otherwise, we are submitting the selection of KPMG LLP (“KPMG”) to our shareholders for ratification. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of us and our shareholders. If our shareholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent registered public accounting firm.

In choosing our independent registered public accounting firm, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the SEC rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of KPMG are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The Audit Committee has engaged KPMG to audit the consolidated financial statements of the Company for the 2010 fiscal year. For services rendered to us during or in connection with our fiscal years ended December 31, 2009 and 2008, we were billed the following fees by KPMG:

	2009	2008

Audit Fees	$4,603,404	$6,808,732
Audit-Related Fees	869,134	843,059
Tax Fees	220,992	19,395
All Other Fees	—	—

Audit Fees.  Audit fees consisted principally of fees for the audits, registration statements and other filings related to the Company’s 2009 and 2008 financial statements, and audits of the Company’s subsidiaries required for regulatory reporting purposes, including billings for out-of-pocket expenses incurred.

Audit-Related Fees.  Audit-related fees in 2009 and 2008 consisted principally of fees for Statement on Accounting Standards No. 70 audits and audits of employee benefit plans, including billings for out-of-pocket expenses incurred.

Tax Fees.  Tax fees for 2009 and 2008 consisted principally of fees for tax compliance, tax planning and tax advice.

All Other Fees.  The Company incurred no other fees in 2009 or 2008.

Approval of Accountants’ Services

In accordance with the requirements of the Sarbanes-Oxley Act of 2002, all audit and audit-related work and all non-audit work performed by KPMG is approved in advance by the audit committee, including the proposed fees for such work. The audit committee has adopted policies and procedures for pre-approving all work performed by KPMG. Specifically, the audit committee has pre-approved the use of KPMG for specific types of services subject to maximum amounts set by the committee. Additionally, specific pre-approval authority is delegated to our audit committee chairman, provided that the estimated fee for the proposed service does not exceed a pre-approved maximum amount set by the committee. Our audit committee chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting. Any other services are required to be pre-approved by the audit committee.

THE BOARD RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS

The number of our common shares beneficially owned by each individual or group is based upon information in documents filed by such person with the SEC, other publicly available information or information available to us. Percentage ownership in the following tables is based on 374,345,383 shares of FIS common stock outstanding as of March 30, 2010. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares of common stock beneficially owned by that shareholder. The number of shares beneficially owned by each shareholder is determined under rules issued by the SEC.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding beneficial ownership of our common stock by each shareholder who is known by the Company to beneficially own 5% or more of our common stock:

	Number of Shares	Percent of
Name	Beneficially Owned	Class

WPM, L.P.(1)	40,706,823	10.87%
Capital World Investors(2)	31,680,498	8.46%
FMR LLC(3)	27,954,081	7.47%

(1)	According to a Schedule 13D/A filed March 23, 2010, WPM, L.P., a Delaware limited partnership (“WPM”), WPM GP, LLC, a Delaware limited liability company and the sole general partner of WPM, Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership and the sole member of WPM GP, LLC (“WP IX”), Warburg Pincus IX LLC, a New York limited liability company and the sole general partner of WP IX, Warburg Pincus Partners, LLC, a New York limited liability company and the sole member of Warburg Pincus IX LLC, Warburg Pincus & Co., a New York general partnership and the managing member of Warburg Pincus Partners, LLC, Warburg Pincus LLC, a New York limited liability company that manages WP IX, and Messrs. Charles R. Kaye and Joseph P. Landy, each a Managing General Partner of Warburg Pincus & Co. and Managing Member and Co-President of Warburg Pincus LLC (collectively, the “Reporting Persons”) beneficially own 40,706,823 shares as of March 22, 2010. The address of the principal business and principal office of the Reporting Persons is c/o Warburg Pincus LLC, 450 Lexington Avenue, New York, New York 10017.

In addition, each of the Reporting Persons may also be deemed to beneficially own additional shares by virtue of a purchase right which may generally be exercised quarterly by WPM under the Stock Purchase Right Agreement among WPM, FIS and Metavante. The amount shown in the table excludes shares that Warburg WPM has the right to purchase pursuant to the Stock Purchase Right Agreement with respect to the quarter ended March 31, 2010. For a description of the Stock Purchase Right Agreement, please see “Other Related Party Arrangements — Agreements with WPM, LP”.

(2)	According to a Schedule 13G/A filed February 11, 2010, Capital World Investors, a division of Capital Research and Management Company (“CRMC”) 333 South Hope Street, Los Angeles, CA 90071, is deemed to be the beneficial owner of 31,680,498 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3)	According to a Schedule 13G/A filed February 16, 2010, FMR LLC and Edward C. Johnson 3d, whose address is 82 Devonshire Street, Boston, Massachusetts 02109, are deemed to be the beneficial owners of 27,954,081 shares as a result of various of FMR LLC’s subsidiaries having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of FIS’s shares. Of those subsidiaries, only Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is indicated as holding five percent or greater of FIS’s shares.

Security Ownership of Management and Directors

The following table sets forth information regarding beneficial ownership of our common stock by:

•	each director and nominee for director;

•	each of the named executive officers as defined in Item 402(a)(3) of Regulation S-K promulgated by the SEC; and

•	all of our current executive officers and directors as a group.

The information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address of each director and executive officer shown in the table below is c/o Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

	Number of		Number			Percent
Name	Shares Owned		of Options(1)	Total		of Total

William P. Foley, II	2,400,751	(2)	2,607,535	5,008,286	(2)	1.34%
Thomas M. Hagerty	6,531		72,261	78,792		*
Michael D. Hayford	126,129	(3)	862,588	988,717		*
Keith W. Hughes	3,500	(4)	49,751	53,251	(4)	*
David K. Hunt	14,942	(5)	49,751	64,693	(5)	*
Stephan A. James	11,557		6,850	18,407		*
Lee A. Kennedy	575,232	(6)	4,438,254	5,013,486	(6)	1.34%
Frank R. Martire	167,851	(7)	1,262,625	1,430,476	(7)	*
Richard N. Massey	60,669		49,751	110,420		*
James C. Neary	8,881	(8)	7,052	15,933	(8)	*
Gary A. Norcross	207,560		1,417,691	1,625,251		*
Francis R. Sanchez	90,120		904,620	994,740		*
George P. Scanlon	86,750		224,724	311,474		*
All current Directors and Officers (17 persons)	3,967,497		13,224,889	17,192,386		4.58%

*	Represents less than 1% of our common stock.

(1)	Represents shares subject to stock options that are exercisable on March 31, 2010 or become exercisable within 60 days of March 31, 2010.

(2)	Included in this amount are 1,209,148 shares held by Folco Development Corporation, of which Mr. Foley and his spouse are the sole stockholders, 311,222 shares held by Foley Family Charitable Foundation, and 366,197 restricted stock units which will vest in FIS shares on April 1, 2010. Additionally, 610,369 shares included in this amount are pledged in connection with a collateral account held by Mr. Foley at Bank of America.

(3)	Included in this amount are 12,388 shares held by a grantor retained annuity trust.

(4)	Mr. Hughes holds 19,526 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hughes’s termination of service as a director.

(5)	Included in this amount are 1,500 shares held by Mr. Hunt’s wife. Additionally, Mr. Hunt holds 28,742 shares of phantom stock, with each share of phantom stock having the economic equivalent of one share of FIS common stock. Shares of phantom stock are payable in cash following Mr. Hunt’s termination of service as a director.

(6)	Included in this amount are 258 shares held by Mr. Kennedy’s children.

(7)	Included in this amount are 719 shares held in an Individual Retirement Account and 47,792 shares held in a trust.

(8)	Excluded from this amount are the shares of FIS common stock held by Warburg Pincus entities listed in note 1 to the “Security Ownership of Certain Beneficial Owners” table above.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2009, about our common stock that may be issued under our equity compensation plans:

			Number of Securities
			Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities to	Exercise Price of	Under Equity
	be Issued Upon Exercise	Outstanding	Compensation Plans
	of Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in Column
Plan Category	(a)	(b)	(a))(c)(1)

Equity compensation plans approved by security holders	22,563,341	$19.09	15,890,363
Equity compensation plans not approved by security holders	2,760,812	$23.76	14,434,535

Total(2)	25,324,153	$19.60	30,324,898

(1)	In addition to being available for future issuance upon exercise of options and stock appreciation rights, 9,087,230 shares under the Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards. 6,390,263 shares under the Metavante plan may instead be issued in connection with restricted stock, restricted stock units, performance shares, performance units, or other stock-based awards.

(2)	The table does not include options to purchase an aggregate of 14,543,393 shares, at a weighted average exercise price of $16.66, granted under plans assumed in connection with acquisition transactions. No more grants may be made under these assumed plans, other than the Metavante plan.

The Metavante plan was approved by Metavante shareholders at the 2008 Annual Meeting of Shareholders on May 20, 2008. On October 1, 2009, in conjunction with the Metavante merger, we assumed the Metavante plan and certain vested and unvested options and restricted stock awards that the employees of Metavante held as of the merger date in the Metavante plan. In total, we assumed 12.2 million options and 0.6 million restricted stock awards. The compensation committee administers the Metavante plan and determines the type or types of awards to be made to each participant. Awards under the Metavante plan may include incentive stock options and non-statutory stock options, shares of restricted stock or restricted stock units, stock appreciation rights, performance stock and performance units. Under the Metavante plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels.

CERTAIN INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The executive officers of the Company as of the date of this Proxy Statement are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. There are no family relationships among the executive officers, directors or nominees for director.

Name	Position with FIS	Age

William P. Foley, II	Executive Chairman	65
Frank R. Martire	President and Chief Executive Officer	62
Michael D. Hayford	Corporate Executive Vice President, Chief Financial Officer	50
Gary A. Norcross	Corporate Executive Vice President, Chief Operating Officer	44
Francis R. Sanchez	Corporate Executive Vice President, Strategic Solutions	52
Brent B. Bickett	Corporate Executive Vice President, Corporate Finance	45
George P. Scanlon	Corporate Executive Vice President, Finance	52
Michael L. Gravelle	Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary	48
Michael P. Oates	Corporate Executive Vice President, Chief Human Resources Officer	50
James W. Woodall	Senior Vice President, Chief Accounting Officer and Controller	40

Michael D. Hayford is the Corporate Executive Vice President, Chief Financial Officer of FIS. Mr. Hayford joined FIS with the acquisition of Metavante Technologies, Inc. He served as Chief Operating Officer of Metavante Technologies, Inc. from 2006 to October 2009, as its President since November 2008, as its Chief Financial Officer and Treasurer from May 2001 to July 2007, as its Senior Executive Vice President from September 2004 to November 2008. Mr. Hayford is a director of the University of Wisconsin — La Crosse Foundation and West Bend Mutual Insurance.

Gary A. Norcross has served as Corporate Executive Vice President, Chief Operating Officer of FIS since October 2009 and served as President and Chief Operating Officer, Transaction Processing Services of FIS from November 2007 to September 2009. Prior to that, he served as Executive Vice President, Integrated Financial Solutions of FIS since February 2006. Prior to that, he held the position of Senior Vice President of Integrated Financial Solutions of FIS since June 1996. He served FIS in various capacities since May 1988.

Francis R. Sanchez has served as Corporate Executive Vice President, Strategic Solutions of FIS since November 2007. Prior to that, he served as Executive Vice President, Enterprise Banking Solutions of FIS since February 2006. Prior to that, since April 2004, he served as an Executive Vice President of FIS and President of the Leveraged Product Development division. Prior to joining FIS, Mr. Sanchez served in many positions at Sanchez Computer Associates, Inc. since 1980, including as Chief Executive Officer. Sanchez Computer Associates, Inc. was acquired by FIS in April 2004.

Brent B. Bickett has served as Corporate Executive Vice President, Corporate Finance of FIS since March, 2010. He previously served as Corporate Executive Vice President, Strategic Planning of FIS from October 2009 to March 2010 and Executive Vice President, Strategic Planning of FIS from February 2006 to September 2009. Mr. Bickett joined FNF in January 1999, where he currently serves as Executive Vice President, Corporate Finance. Prior to joining FNF, Mr. Bickett was a member of the Investment Banking Division of Bear, Stearns and Co. Inc. from August 1990 until January 1999.

George P. Scanlon has served as Corporate Executive Vice President, Finance of FIS since October 2009 and Executive Vice President and Chief Financial Officer of FIS from July 2008 to September 2009. Mr. Scanlon joined FIS in February 2008 as Executive Vice President, Finance. Mr. Scanlon previously served as Executive Vice President and Chief Financial Officer of Woodbridge Holdings Corporation (formerly known as Levitt Corporation) since August 2004 and Executive Vice President and Chief Financial Officer of BFC Financial Corporation since April 2007. Prior to joining Levitt, Mr. Scanlon was the Chief Financial Officer of Datacore Software Corporation, an independent software vendor, from December 2001 to August 2004. Prior to joining Datacore, Mr. Scanlon was the Chief Financial Officer at Seisint, Inc., a technology company specializing in providing data search and processing products, from November 2000 to September 2001.

Michael L. Gravelle has served as Corporate Executive Vice President, Chief Legal Officer, and Corporate Secretary of FIS since January 2010 and served as Corporate Executive Vice President, Legal of FIS since October 2009. Prior to that Mr. Gravelle served as Executive Vice President, Legal of FIS since June 2006 and served as Senior Vice President and General Counsel of FIS from February 2006 until May 2006. Prior to that, since 2003, he served as Senior Vice President, General Counsel and Secretary of FIS. Mr. Gravelle joined FIS from Alltel Information Services, Inc., which he joined in 1993 and where he had served as Senior Vice President, General Counsel and Secretary since 2000. Mr. Gravelle also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF.

Michael P. Oates has served as Corporate Executive Vice President, Chief Human Resources Officer of FIS since October 2009 and Executive Vice President, Human Resources of FIS from February 2008 to September 2009. Prior to that, he held the position of Senior Vice President, Human Resources of FIS since September 2007. Prior to joining FIS, Mr. Oates had served as Vice President of Human Resources for Florida Rock Industries, Inc. since September 2004. Mr. Oates served as Director of Labor Relations for CSX Corp. from August 2003 to September 2004. Prior to joining CSX, Mr. Oates was a partner with Hunton & Williams L.L.P., where he had been for more than 13 years.

James W. Woodall has served as Senior Vice President, Chief Accounting Officer and Controller of FIS since July 2008. Mr. Woodall previously served as Vice President, Finance of Eclipsys since 2007. Prior to Eclipsys, Mr. Woodall was the Executive Director — Assistant Controller of Bellsouth Corporation from 2005 to 2007, Director of Customer Markets Finance of Bellsouth from 2004 to 2005, and Director of Technical Accounting of Bellsouth from 2001 to 2004. Prior to joining Bellsouth, Mr. Woodall was with PricewaterhouseCoopers LLP since 1992.

COMPENSATION DISCUSSION AND ANALYSIS AND EXECUTIVE
AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following compensation discussion and analysis may contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Introduction

In this compensation discussion and analysis, we provide an overview of our compensation programs in 2009, including the objectives of the programs and the rationale for each element of compensation, for our named executive officers. The successful completion of our merger with Metavante made 2009 an extraordinary year. As discussed later, certain one-time compensation programs were used to assist with the successful completion of the merger as well as the post-merger goals of combining the two companies, achieving greater operating efficiencies, reducing costs, and positioning the combined company for long-term growth. The merger also resulted in our having seven named executive officers in 2009.

These named executive officers were:

•	William P. Foley, II, our Executive Chairman

•	Lee A. Kennedy, our President and Chief Executive Officer until the Metavante merger

•	Frank R. Martire, our President and Chief Executive Officer following the Metavante merger

•	George P. Scanlon, our Executive Vice President and Chief Financial Officer until the Metavante merger

•	Michael D. Hayford, our Corporate Executive Vice President and Chief Financial Officer following the Metavante merger

•	Gary A. Norcross, our Corporate Executive Vice President and Chief Operating Officer and

•	Francis R. Sanchez, our Corporate Executive Vice President, Strategic Solutions.

Messrs. Martire and Hayford, who were formerly executive officers of Metavante, assumed their current positions in October of 2009. In this compensation discussion and analysis and in the tables and narrative that follow, we discuss the compensation they received from us in 2009 upon and following commencement of their current positions. Messrs. Kennedy and Scanlon changed positions upon closing of the Metavante merger in October 2009, becoming our Executive Vice Chairman and Corporate Executive Vice President, Finance, respectively. We discuss all of the compensation Messrs. Kennedy and Scanlon received during the year, including compensation received after their change in positions. In February 2010, Mr. Kennedy and the Company agreed that Mr. Kennedy will no longer serve as an executive officer and director.

Objectives of our Compensation Programs

Our compensation programs are designed to attract and motivate high performing executives with the objective of delivering long-term shareholder value and financial results.

We link a significant portion of each named executive officer’s total annual compensation to performance goals that are intended to deliver measurable results and shareholder return. Executives are generally rewarded only when and if the performance goals are met or exceeded. We also believe that material stock ownership by executives assists in aligning executives’ interests with those of shareholders and strongly motivates executives to build long-term shareholder value. We structure our equity-based compensation programs to assist in creating this link. During 2009, we made a significant increase in the stock ownership guidelines for executives — for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and seven times base salary for our Chief Executive Officer and President. Finally, we provide our executives with total compensation that we believe is competitive relative to the compensation paid to similarly situated executives from similarly sized companies, and which is sufficient to motivate, reward and retain those individuals with the leadership abilities and skills necessary for achieving our ultimate objective: the creation of long-term value for our shareholders and employees.

Role of Compensation Committee, Compensation Consultant and Executive Officers

Our compensation committee is responsible for reviewing, approving and monitoring the compensation programs for our named executive officers, as well as our other officers. Our compensation committee is also responsible for administering our annual incentive plan and stock incentive plan and approving individual grants and awards under those plans for our executive officers. In September 2009, we appointed one of our existing directors to serve on the compensation committee, bringing the total number of directors serving on the compensation committee to three. Effective upon completion of the merger, we appointed one of our new directors to the compensation committee and one of our directors who was then serving on the compensation committee resigned from the compensation committee.

To further the objectives of our compensation program, our compensation committee engaged Strategic Compensation Group, an independent compensation consultant, to conduct an annual review of our compensation programs for our named executive officers and for other key executives. Strategic Compensation Group was selected by our compensation committee, reports directly to the committee, receives compensation only for services related to executive compensation issues, and neither it nor any affiliated company provides any other services to us. Strategic Compensation Group provided our compensation committee with relevant market data and alternatives to consider when making compensation decisions.

Messrs. Kennedy and Martire, in their roles as President and Chief Executive Officer, provided input regarding executive compensation levels and changes to our compensation programs by making recommendations to our compensation committee. Messrs. Kennedy and Martire reviewed their compensation recommendations with our Executive Chairman. Messrs. Foley, Kennedy and Scanlon provided input regarding the structure of the performance goals used in our performance-based incentive programs, which we describe below. Although our compensation committee considers the recommendations of our executive officers, our compensation committee exercises its discretion when making compensation decisions and may modify the executives’ recommendations. Our executive officers do not make recommendations to our compensation committee with respect to their own compensation.

Compensation Governance

We periodically review our compensation philosophy and make adjustments that are believed to be in the best interests of the company and our shareholders. As part of this process, we review compensation trends and consider what is thought to be current best practice, with the goal of continually improving our approach to executive compensation. Some of the improvements made and actions taken include the following:

•	elimination of any tax gross-ups for compensation paid due to a change in control and elimination of the modified single trigger severance payment related to a change in control (these eliminations were agreed to by executives voluntarily)

•	elimination of executive pension (SERP) benefits and company paid deferred compensation provided prior to the merger to executives employed by Metavante

•	a significant increase in the executive stock ownership multiples — for example, the multiples were increased from five times base salary to ten times base salary for our Executive Chairman and seven times base salary for our Chief Executive Officer and President

•	the inclusion of performance-based vesting conditions in grants of restricted stock

•	the requirement that any dividends on restricted stock be subject to the same underlying vesting requirements applicable to the restricted stock — that is, no payment of dividends until the restricted stock vests

•	inclusion of stock retention requirements in restricted stock awards to require that half of the shares of restricted stock that vest be held for a period of six months

•	using a shorter expiration period for our stock options: we use a seven year expiration period instead of the typical ten year expiration period

•	separation of the positions of Chief Executive Officer and Chairman into two positions

•	appointing an independent lead director to help manage the affairs of our board of directors

•	completing a new “risk assessment,” as required under the rules of the SEC and

•	using an independent compensation consultant who reports solely to the compensation committee, and who does not provide services other than executive compensation consulting.

Impact of the Merger with Metavante

The successful completion of our merger with Metavante required us to adjust several of our compensation arrangements. Not only were many of our compensation programs impacted by the merger, such as our annual incentive plan, which we describe below, but some of our executives changed positions, which required us to revise employment contracts and compensation arrangements. Following are the highlights of the changes to our compensation arrangements that were made in connection with the merger, and the rationale behind the changes.

•	One very important goal of the merger was to combine organizations, produce greater efficiencies and reduce costs. Our management prepared a detailed business plan that was tied directly to the achievement of merger-related efficiencies and synergy cost savings. These cost-savings goals were communicated to shareholders. To help achieve these goals, we implemented a one-time incentive plan for senior managers under which incentives are earned only if the goals reflected in the merger business plan are achieved. We believe the incentive plan was, and will continue to be, instrumental to our goal of achieving defined levels of merger-related synergy cost savings.

•	Our annual incentive program needed to be revised to conform to the financial results produced by the merged companies. The goals established at the beginning of 2009 under the incentive plan did not contemplate the increased revenues and other changes to our financial performance that might result from the merger with Metavante. Consequently, we bifurcated our original annual incentive plan between the first three quarters of 2009, ending September 30, 2009, and the final quarter. We prorated the pre-established goals for the first three quarters and established new goals for the 4th quarter based on objectively determinable post-merger financial results.

•	It was very important to the success of the merger that we retain certain key executives. Key managers from both FIS and Metavante were instrumental to the success of the merger, and continue to be instrumental to attaining the maximum value and synergy of the merger over the long-term. We implemented certain merger-related performance incentives and retention incentives and entered into new or amended employment agreements with our executive officers, as described in this compensation discussion and analysis.

•	Finally, as discussed in more detail below, some of our equity incentive plans had terms that were triggered by the merger, resulting in vesting of some outstanding equity incentive awards, and some of our named executive officers had rights under their employment agreements that arose as a result of the merger or the changes in their positions. In connection with the merger, Messrs. Kennedy and Scanlon stepped down from their positions as Chief Executive Officer and Chief Financial Officer, respectively, and Mr. Foley’s duties and responsibilities changed. Because of the continued importance of Messrs. Foley, Kennedy and Scanlon to the successful completion of the merger and planning for the combination of two, large publicly-traded companies, setting the stage for operating more efficiently and reducing costs, we wanted to ensure that we continued to provide them appropriate incentives. This required that we enter into new arrangements with them, which we describe below.

Establishing Executive Compensation Levels

We operate in a highly competitive industry, and compete with our peers and competitors to attract and retain highly skilled executives within that industry. To attract and retain talented executives with the leadership abilities and skills necessary for building long-term shareholder value, motivate our executives to perform at a high level and reward outstanding achievement, our compensation committee sets total compensation at levels it determines to be competitive in our market.

When determining the overall compensation of our named executive officers, including base salaries and annual and long-term incentive amounts, our compensation committee considers a number of factors it deems important, including

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards

•	the business environment and our business objectives and strategy

•	the need to retain and motivate our executive officers

•	corporate governance and regulatory factors related to executive compensation and

•	marketplace compensation levels and practices.

When considering marketplace compensation practices, our compensation committee considers data on base salary, annual incentive targets, long-term incentive targets, pay mix, overhang and dilution from the equity incentive plan and executive ownership levels. In general, our compensation committee uses the 50th percentile of the marketplace as a reference for salaries, and the top quartile as a reference for total compensation through annual and long-term incentive opportunities, when warranted by performance. These levels of total compensation provide a point of reference for our compensation committee, but our compensation committee ultimately makes compensation decisions based on all of the factors described above.

To assist our compensation committee in determining 2009 compensation levels, both before and after the Metavante merger, Strategic Compensation Group gathered marketplace compensation data on total compensation, which consisted of annual salary, annual incentives, long-term incentives, executive ownership levels, overhang and dilution from the equity incentive plan, compensation levels as a percent of revenue, pay mix and other key statistics. Strategic Compensation Group worked with our compensation committee in determining the companies that would be included in the marketplace compensation data.

For the pre-merger period, we used three marketplace data sources: (1) a general compensation survey prepared by Towers Perrin, which contains data on approximately 780 companies; (2) a survey of approximately 170 publicly-traded companies with revenues of between $3.5 billion and $5 billion, and (3) publicly-available compensation information for the following group of 18 companies, which were selected because of their industry, revenues and nature and complexity of operations — including international focus — and because they compete with us for business and executive talent:

• Affiliated Computer Services, Inc.	• Fiserv, Inc.
• Alliance Data Systems, Inc.	• Intuit Inc.
• Automatic Data Processing, Inc.	• MasterCard Incorporated
• CA, Inc.	• Metavante Technologies, Inc.
• Convergys Corporation	• SunGard Data Systems Inc.
• Discover Financial Services	• Symantec Corporation
• DST Systems, Inc.	• Total System Services, Inc.
• Equifax Inc.	• Visa Inc. and
• First Data Corporation	• The Western Union Company

The revenue of these companies ranged from $1.6 billion to $8.6 billion, with a median revenue of $4.8 billion.

To reflect the changes to the size, scope and complexity of our operations after the Metavante merger, Strategic Compensation Group, working with our compensation committee, revised the group of companies used to gauge the named executive officers’ compensation following the merger. The revised group consisted of the following 20 companies:

• Adobe Systems, Inc.	• Fiserv, Inc.
• Affiliated Computer Services, Inc.	• Intuit Inc.
• Automatic Data Processing, Inc.	• MasterCard Incorporated
• CA, Inc.	• SAIC, Inc.
• CACI International, Inc.	• SunGard Data Systems Inc.
• Cognizant Technology	• Symantec Corporation
• Comerica, Inc.	• The Western Union Company
• Discover Financial Services, Inc.	• Total System Services, Inc.
• eBay, Inc.	• Visa, Inc. and
• First Data Corporation	• Yahoo, Inc.

The revenue of these companies ranged from $1.9 billion to $10 billion, with a median revenue of $5.4 billion.

The survey of 170 publicly-traded companies with revenues of between $3.5 billion and $5 billion was also revised. The new survey contained approximately 200 publicly-traded companies with revenues of between $3.5 billion to $8.5 billion. As with the prior group, these companies were selected because they fell within a revenue range that our compensation committee thought was comparable. The companies were not specific to any particular industry.

Although our compensation committee considers this compensation data, as described above, it is just one of the many factors considered by our compensation committee when making compensation decisions.

The peer group information in this discussion is not deemed filed or a part of this compensation discussion and analysis for certification purposes.

Allocation of Total Compensation for 2009

We compensate our executives primarily through a mix of base salary, annual cash incentives and long-term equity-based incentives. We also maintain standard employee benefit plans for our employees and executive officers. Some executive officers, including our named executive officers, also enjoy limited additional benefits. These benefits are described below.

For 2009, the principal, regularly-provided components of compensation for our named executive officers consisted of:

•	base salary

•	performance-based annual cash incentives and

•	long-term equity-based incentive awards consisting of stock options and restricted stock.

In connection with the Metavante merger, we also implemented one-time equity and cash incentives and bonuses to key managers, including some of our named executive officers. We discuss the awards made to our named executive officers below.

The allocation (pay mix) of our named executive officers’ compensation among the various compensation elements has generally been consistent from year to year. We have, however, changed the pay mix when appropriate for business reasons. An example of changes to the pay mix include the promotion of a manager or the occurrence of unique, one-time challenges, such as the merger with Metavante. This allocation is not formulaic. Instead, it reflects our compensation committee’s business judgment regarding the best allocation of compensation based on a number of objective and subjective factors, including how other companies allocate compensation, based on the marketplace data provided by Strategic Compensation Group, an assessment of each executive’s level of responsibility, the individual skills, experience and contribution of each executive, and the ability of each executive to impact company-wide performance and create long-term shareholder value.

In 2009, as in prior years, our named executive officers’ compensation had a heavy emphasis on “at-risk” performance-based components of annual cash incentives and long-term equity awards. Our compensation committee believes performance-based incentive compensation comprising 70% to 90% of total target compensation is appropriate. This emphasis on performance-based compensation, which links a significant portion of our executive officers’ compensation with our annual and long-term financial performance and profitability, is an effective way to use compensation to help us achieve our business objectives while directly aligning our executive officers’ interests with the interests of our shareholders. This approach of emphasizing annual and long-term performance-based incentives is also consistent with the compensation approaches reflected in the marketplace compensation data provided by Strategic Compensation Group.

Our compensation committee also believes a significant portion of our named executive officers’ compensation should be allocated to equity-based compensation, because of the direct alignment it creates between the interests of our named executive officers and our shareholders and also because we believe that the equity-based awards, particularly when coupled with significant stock ownership requirements and post-vesting stock retention requirements, help ensure that our named executive officers will not take excessive risks to achieve short-term goals at the expense of long-term, sustainable, growth and shareholder value. Consequently, for 2009, as reflected in the table below, a majority of our named executive officers’ total compensation was provided in the form of equity-based incentives. The portion of Mr. Kennedy’s 2009 total target compensation that is allocated to equity-based incentives is lower than that of the other named executive officers, and lower than in prior years, because the awards were made after Mr. Kennedy’s position changed from President and Chief Executive Officer to Executive Vice Chairman.

The following table shows the allocation of total target compensation of our named executive officers as of the end of 2009 among the components of base salary, annual cash incentives and long-term equity:1

		% of Total Target Compensation
	% of Total	Allocated to “At-Risk” Short-
	Target	Term and Long-Term Incentives
	Compensation	Annual	Equity-
	Allocated to	Cash	Based
	Base Salary	Incentives	Incentives
Name	(%)	(%)	(%)

William P. Foley, II	9.4	23.4	67.2
Lee A. Kennedy(2)	30	60	10
Frank R. Martire	9.1	18.2	72.7
George P. Scanlon(2)	22.2	33.3	44.5
Michael D. Hayford	9.1	13.7	77.2
Gary A. Norcross	10.2	15.3	74.5
Francis R. Sanchez	17.6	26.4	56.0

(1)	The amounts shown for Short-Term and Long-Term incentives are based on target awards established at the time the award was made. The table does not include the one-time equity and cash incentives and bonuses that were entered into in connection with the Metavante merger, which are described below.

(2)	The allocation of total target compensation of Mr. Kennedy and Mr. Scanlon is based on their compensation after the Metavante merger.

Below is a summary of each of the principal, regularly-provided components of our 2009 compensation program for our named executive officers.

Base Salary

Although the emphasis of our compensation program is on performance-based, at-risk pay, we also provide our named executive officers with base salaries that are intended to provide them with a level of assured, regularly-paid, cash compensation that is competitive and reasonable. Our compensation committee typically reviews salary levels at least annually as part of our performance review process, as well as in the event of promotions or other changes in the named executive officers’ positions or responsibilities. When establishing base salary levels, our compensation committee considers the peer compensation data provided by Strategic Compensation Group, as well as a number of qualitative factors, including the named executive officer’s experience, knowledge, skills, level of responsibility and performance.

Mr. Foley had the same base salary of $550,000 in 2008 and 2009. Mr. Kennedy’s base salary also remained unchanged in 2009, at $1,015,000, until his change in position in October of 2009, when his annual salary was reduced to $500,000. Messrs. Foley and Kennedy asked the compensation committee to consider not increasing their base salaries in 2009. Messrs. Martire’s and Hayford’s annual salaries following the Metavante merger were $1,000,000 and $625,000, respectively. Mr. Scanlon’s annual salary was increased from $415,000 to $500,000 at the beginning of 2009. Mr. Scanlon’s base salary was not increased following his promotion from Executive Vice President, Finance to Chief Financial Officer in connection with the spin-off Lender Processing Services in 2008 (the “spin-off”). The increase to his base salary at the beginning of 2009 was to reflect his promotion. Following his change in duties upon the closing of the Metavante merger, his base salary was reduced to $450,000. Mr. Norcross’ annual salary in 2009 was increased from $590,000 to $620,000 and Mr. Sanchez’s annual salary was increased from $590,000 to $615,000. These increases were to bring their base salaries more in line with the base salaries of their peers.

Annual Performance-Based Cash Incentive

We generally award annual cash incentives based upon the achievement of performance goals that are specified in the first quarter of the year. We provide the annual incentives to our named executive officers under an incentive plan that is designed to allow the annual incentives to qualify as deductible performance-based compensation, as that term is used in Section 162(m) of the Internal Revenue Code. The incentive plan includes a set of performance goals that can be used in setting incentive awards under the plan. No annual incentive payments are payable to a named executive officer if the pre-established, minimum performance levels are not met. We use the incentive plan to provide a material portion of our named executive officers’ total compensation in the form of at-risk, performance-based pay.

Impact of the Metavante Merger on Annual Incentives.  The combination of operational and financial results following the Metavante merger in October of 2009 made it impractical to evaluate corporate performance under the annual incentive plan against the full-year goals that were established at the beginning of the year. Consequently, our compensation committee decided to split the 2009 annual incentives between the three quarters before and the fourth quarter after the Metavante merger. Our compensation committee approved pro rated payouts for the pre-merger period based on our performance through the first three quarters of 2009.

Pre-Merger Annual Incentives.  The terms that governed the portion of the annual incentives attributable to the first three quarters were determined by our compensation committee in the first quarter of 2009. At that time, the compensation committee established the performance measures, the relative weightings of each measure, the threshold, target and maximum performance goals for each performance measure and the amounts that would be earned by Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez upon attainment of the goals. The terms of the 2009 plan were generally consistent with the terms of the 2008 plan. Messrs. Martire’s and Hayford’s annual incentives for the first three quarters were based on their pre-merger annual base salaries and the terms of Metavante’s annual incentive plan and performance measures and goals that were established by Metavante before the merger.

To assess performance through the first three quarters, our compensation committee approved the use of prorated target performance goals to evaluate our performance and Metavante’s performance through September 30. These amounts were paid in October of 2009.

The table below lists Messrs. Foley’s, Kennedy’s, Scanlon’s, Norcross’ and Sanchez’s 2009 annual salary during the first three quarters, annual incentive target as a percentage of annual salary, the performance goals and results with respect to those goals, as prorated for the first three quarters of 2009, and the amounts paid with respect to the first three quarters.

			2009			2009
	2009 Base		Incentive Plan			Incentive			2009
	Salary		Performance Targets			Plan Results			Incentive
	Used For		For First Three Quarters			For First Three Quarters			Earned
	First Three	2009	in millions			in millions			For First
	Quarters	Annual			Free			Free	Three
	Incentive	Incentive			Cash			Cash	Quarters
	(000s)	Target	Revenue	EBIT	Flow	Revenue	EBIT	Flow	(000s)*
Name	($)	(%)	($)	($)	($)	($)	($)	($)	($)

William P. Foley, II	550	250	2,668.4	334.3	318.4	2,566.2	357.1	366	2,166
Lee A. Kennedy	1,015	200	2,668.4	334.3	318.4	2,566.2	357.1	366	2,132
George P. Scanlon	500	100	2,668.4	334.3	318.4	2,566.2	357.1	366	525
Gary A. Norcross	620	150	2,668.4	334.3	318.4	2,566.2	357.1	366	977
Francis R. Sanchez	615	150	2,668.4	334.3	318.4	2,566.2	357.1	366	969

*	Amounts shown under the column “Incentive Earned for the First Three Quarters” were rounded up to the nearest thousand dollars.

For the first three quarters, we did not achieve our threshold goal of $2,642.3 million of revenue, so no incentive was earned with respect to the revenue component of the annual incentives. Our EBIT and free cash flow results exceeded the maximum goals of $348 million and $329.8 million, respectively. In total, the named executive officers other than Mr. Foley earned 140% of their target award for the first three quarters. Mr. Foley earned 210% of his target award for the first three quarters. The higher percentage of target for Mr. Foley results from his maximum annual incentive being 300% of his target incentive and the other named executive officers’ maximum opportunities being 200% of their target incentives.

Post-Merger Annual Incentives.  In connection with the Metavante merger, our compensation committee approved combined corporate performance goals to be used to assess performance and the amount of bonuses to be earned for the fourth quarter of 2009. The measures and their relative weightings remained the same.

The table below lists our named executive officers’ 2009 annual salary during the fourth quarter, annual incentive target as a percentage of annual salary, the performance goals and results with respect to those goals for the fourth quarter and the amounts paid with respect to the fourth quarter.

			2009
			Incentive Plan			2009
	2009 Base		Performance			Incentive			2009
	Salary		Targets			Plan Results			Incentive
	Used For		For the Fourth Quarter			For the Fourth Quarter			Earned
	Fourth	2009	in millions			in millions			For the
	Quarter	Annual			Free			Free	Fourth
	Incentive	Incentive			Cash			Cash	Quarter
	(000s)	Target	Revenue	EBIT	Flow	Revenue	EBIT	Flow	(000s)
Name	($)	(%)	($)	($)	($)	($)	($)	($)	($)*

William P. Foley, II	550	250	1,371.8	255.9	156.6	1,351.5	268.5	257.5	722
Lee A. Kennedy	500	200	1,371.8	255.9	156.6	1,351.5	268.5	257.5	350
Frank R. Martire	1,000	200	1,371.8	255.9	156.6	1,351.5	268.5	257.5	700
George P. Scanlon	450	150	1,371.8	255.9	156.6	1,351.5	268.5	257.5	236
Michael D. Hayford	625	150	1,371.8	255.9	156.6	1,351.5	268.5	257.5	328
Gary A. Norcross	650	150	1,371.8	255.9	156.6	1,351.5	268.5	257.5	341
Francis R. Sanchez	615	150	1,371.8	255.9	156.6	1,351.5	268.5	257.5	323

*	Amounts shown under the column “Incentive Earned for the Fourth Quarter” were rounded up to the nearest thousand dollars.

For the fourth quarter, we did not achieve our threshold goal of $1,358.4 million of revenue, so no incentive was earned with respect to the revenue component of the annual incentives. Our EBIT and free cash flow results exceeded the maximum goals of $266.4 million and $162.2 million, respectively. In total, the named executive officers other than Mr. Foley earned 140% of their target award for the fourth quarter. Mr. Foley earned 210% of his target award for the fourth quarter. The higher percentage of target for Mr. Foley results from his maximum annual incentive opportunity being 300% of his target incentive and the other named executive officers’ maximum opportunities being 200% of their target incentives.

As reflected in the table, our compensation committee increased Mr. Scanlon’s annual incentive award target to 150% of his base salary subsequent to the Metavante merger. This was done to reflect the added responsibility of managing the post-merger financial transition and monitoring the synergy business plan, and to bring Mr. Scanlon’s annual incentive award target more in line with his peers. The annual incentive targets described above for Messrs. Foley, Kennedy, Norcross and Sanchez remained the same before and after the Metavante merger. Our compensation committee approved incentives for the fourth quarter for Messrs. Martire and Hayford, as reflected in the table.

The combined incentives earned by our named executive officers for the first three quarters and the fourth quarter were approved by our compensation committee and are reflected in the summary compensation table under the heading Non-Equity Incentive Plan Compensation Earnings.

We currently have no formal policy under our annual incentive plan to adjust or recover an award or payment if the performance measures that form the basis for any such award or payment are subsequently adjusted or restated in a manner that would reduce the size of the award or payment. However, our annual incentive plan gives our compensation committee complete discretion to reduce or eliminate annual incentives that have not yet been paid.

How the Plan Works.  For all of our named executive officers, including Messrs. Martire and Hayford, if target level performance goals were attained, the named executive officers would earn an annual incentive equal to their base salary multiplied by the annual incentive targets described above. If the threshold performance level goals were attained, 50% of the target award would be earned and if maximum performance level goals were attained, 200% of the target award would be earned for Messrs. Kennedy, Martire, Scanlon, Hayford, Norcross and Sanchez and 300% of the target award would be earned for Mr. Foley. For performance between the threshold and maximum level goals, the percentage of the target award earned would be interpolated. These threshold and maximum payout levels, as a percentage of the target award, were the same as was used in 2008 for Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez, and did not change in connection with the Metavante merger.

How the Performance Goals were Established.  The performance goals used for the annual incentives were specific, objective measures. Our compensation committee did not retain discretion to increase the incentive awards, but did retain discretion to reduce them. Minimum performance levels were established to challenge our named executive officers and, at the same time, provide reasonable opportunities for achievement. Maximum performance levels were established to limit annual incentive awards — to avoid paying excessive cash incentive amounts — without discouraging performance beyond the minimum levels. The ranges of possible payments under our annual incentive plan are set forth in the Grants of Plan-Based Awards table under the column Estimated Possible Payouts Under Non-Equity Incentive Plan Awards.

When establishing the performance measures and goals for the annual incentive awards, our compensation committee considered the following key factors:

•	the 2009 performance targets as compared to the 2009 business plan

•	the 2009 performance targets as compared to the 2008 performance targets and 2008 actual performance

•	the 2009 performance targets as compared to guidance for FIS and its competitors and

•	2009 performance targets and the effect reaching those targets would have on our growth and margins.

Performance Measures and Target Goals.  The annual incentive awards that were approved at the beginning of 2009 for Messrs. Foley, Kennedy, Scanlon, Norcross and Sanchez were based on achieving weighted goals for earnings before interest and taxes (EBIT) (2009 target of $487 million), revenue (2009 target of $3,584 million) and free cash flow (2009 target of $420 million). These targets reflect the targets established for the full year. The prorated targets for the first three quarters and the fourth quarter are reflected in the tables above. These are three key measures in evaluating the performance of our business. These three measures, when combined with the strong focus on long-term shareholder return created by our equity-based incentives and stock ownership guidelines, also provide a degree of checks and balances that requires our named executive officers to consider both short-term and long-term performance. From 2008 to 2009, the relative weightings of the EBIT and revenue measures were changed and the capital expenditures measure was replaced by the free cash flow measure. In 2009, the relative weightings were revenue (weighted 30%), EBIT (weighted 50%) and free cash flow (weighted 20%). In the 2008, the performance measures and weightings were revenue (weighted 40%), EBIT (weighted 40%) and capital expenditures (weighted 20%). The changes were made to put greater emphasis on EBIT, free cash flow, operating efficiency and profitability.

Why the Performance Measures were Selected.  We selected revenue as a performance measure because we wanted to focus our named executive officers on achieving our revenue growth objectives. We believe revenue is an effective measure of financial success and is a measure that is clearly understood by both our named executive officers and shareholders. The EBIT measure was selected because the level of EBIT we achieve reflects our operating strength and efficiency. The free cash flow measure was selected because it measures our achievement in generating revenue and EBIT through efficient reinvestment, as well as our ability to manage the balance sheet. All three of these measures have significant impact on long-term stock price and the investing community’s expectations. We feel that the performance measures used for our annual incentives, together with the equity-based incentives and stock retention requirements, provide a high level of transparency and a good balance that focuses our named executive officers on achieving short-term goals while not encouraging behavior that could be detrimental to sustainable, long-term value.

How Performance is Measured.  We calculated the EBIT performance measure by taking GAAP net income and adding back interest expense, interest income, other non-operating expense, equity in earnings of unconsolidated subsidiaries, minority interest expense and income tax expense. We calculate the free cash flow performance measure by starting with GAAP operating cash flow and deducting capital expenditures and making other working capital adjustments. We further adjust the revenue, EBIT and free cash flow targets to eliminate certain financial impacts of mergers, including non-recurring deal-related costs, acquisitions and divestitures (including restructuring and integration charges, the impact of purchase accounting on deferred revenue, impairment charges, and transaction costs). We also adjust the performance targets to eliminate non-budgeted discontinued operations and the impact of changes in foreign currency from budgeted rates.

Long-Term Equity Incentives

Our approach to long-term equity incentives generally has two elements: (1) the annual grant of an equity incentive that vests and is earned over several years, and (2) stock ownership guidelines for our officers. In 2009, we modified our stock ownership guidelines to significantly increase the amount of FIS shares that certain officers must hold. Our stock ownership guidelines are described below.

In 2009, we used our shareholder approved Fidelity National Information Services, Inc. 2008 Omnibus Incentive Plan and the amended and restated Metavante 2007 Equity Incentive Plan, which we assumed in the Metavante merger, for long-term incentive awards. We refer to these plans as our stock plans.

We have historically used stock options and restricted stock as our primary form of equity compensation, although the stock plans are omnibus plans that authorize us to grant other types of awards, including stock appreciation rights and restricted stock units. We believe stock options and other stock awards assist in our goal of creating long-term shareholder value by linking the interests of our named executive officers, who are in positions to directly influence shareholder value, with the interests of our shareholders.

Our general practice is to make awards during the fourth quarter of each year. We also may grant awards in connection with significant “in year” events or for new hires and promotions.

In November 2009, our compensation committee approved grants of stock options and restricted stock to our named executive officers, other than Messrs. Martire and Hayford, who received equity grants pursuant to their employment agreements in October following the merger. The number of shares of restricted stock and the exercise prices and number of option shares subject to these grants are disclosed in the Grants of Plan-Based Awards table. We imposed three new requirements on the November restricted stock awards. The first was that we tied vesting to a performance-based condition. Since the integration of FIS and Metavante and achievement of merger-related synergy cost savings were critical factors at the time of the grants, we tied the restricted stock vesting to the successful achievement of $280 million of synergy cost savings. The second new requirement was that any dividends on the restricted stock will be subject to the same underlying vesting requirements applicable to the restricted stock — that is, no payment of dividends will be made until the restricted stock vests. The third new requirement was that half of the shares of restricted stock that vest must be held for six months.

The factors considered by our compensation committee in determining stock option and restricted stock awards included:

•	the executive officer’s experience, knowledge, skills, level of responsibility and potential to influence our performance and future success

•	the executive officer’s prior salary levels, annual incentive awards, annual incentive award targets and long-term equity incentive awards

•	the business environment and our business objectives and strategy

•	the need to retain and motivate our executive officers

•	corporate governance and regulatory factors related to executive compensation and

•	marketplace compensation levels and practices.

The stock options were awarded with an exercise price equal to the fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us and have a seven year term. The restricted stock vests based on meeting two conditions: (1) achievement of $280 million in synergy cost savings from the merged companies, and (2) proportionate vesting each year over three years based on continued employment with us. In addition to aligning the executive’s interest with the interests of our shareholders, our compensation committee believes the stock option and restricted stock awards aid in retention because the executive must remain with FIS for three years before the awards become fully exercisable and free of restrictions. We also believe that the long-term nature of the awards and the direct relationship between their value and our stock price, when coupled with the new post-vesting retention requirements on the restricted stock awards and our significant ownership guidelines, create a significant incentive that requires our named executive officers to focus on the long-term impact of their decisions, thereby helping to mitigate against unnecessary and excessive risk taking.

One-Time Equity Incentive Award.  Mr. Foley’s direction and leadership following the merger were critical to the realization of our merger-related synergy objectives and the integration of the management of the two companies. Because of the changes to Mr. Foley’s duties and responsibilities following the merger, we were concerned that Mr. Foley might terminate employment for “good reason” under his employment agreement following the merger. To encourage Mr. Foley to remain employed with us through the critical period following the merger, and to focus his efforts on achievement of our merger-related objectives, as well as obtaining his consent to certain changes to his employment agreement, we provided Mr. Foley certain one-time incentive awards, including a grant of restricted stock units and the synergy cost-savings and retention incentives, which are described below. The restricted stock units were granted in part to compensate Mr. Foley for severance benefit rights he might be giving up under his employment agreement by remaining employed with us and in part as consideration for Mr. Foley’s continued employment through the vesting period and his agreement to certain changes to his employment agreement, including removal of his ability to receive severance benefits upon a voluntary termination of employment following a change in control and removal of the tax gross-up provisions in his agreement. The restricted stock unit grant became effective upon closing of the merger on October 1, 2009, and contains a six month vesting period. The restricted stock units had a grant date value of $9,100,000, based on the closing price of a share of our common stock on October 1, 2009. The grant was made in the form of restricted stock units, which was payable in shares of our common stock, so that the value of the award would be directly linked to our stock price, thereby further aligning the Mr. Foley’s interests with those of our shareholders.

Messrs. Martire’s and Hayford’s 2009 equity awards were granted pursuant to their employment agreements in October 2009. As stipulated in their employment agreements, Mr. Martire received a grant of one million stock options and restricted stock with a grant date value of $1 million and Mr. Hayford received a grant of 750,000 stock options. The awards were granted effective as of the first business day following the merger. The stock options have seven year terms. The stock options and restricted stock vest with respect to one third of the award on each of the first three anniversaries of the grant date. The exercise price and other terms of these grants are disclosed in the Grants of Plan-Based Awards table and related footnotes and narrative that follow the table.

Further details concerning the equity-based awards made in 2009 to our named executive officers are provided in the Grants of Plan-Based Awards table and the Outstanding Equity Awards at Year-End table and the related footnotes.

Vesting due to Metavante Merger The Metavante merger constituted a change in control under our Certegy Equity Incentive Plan, which we assumed in connection with our acquisition of Certegy in 2006. All unvested stock options that were granted to our named executive officers before 2008, and all restricted stock awards granted in 2008, which were granted under the Certegy plan, vested as a result of the Metavante merger. Additionally, in partial consideration for the rights they were giving up under their prior agreements, the new employment agreements with Messrs. Foley, Kennedy and Scanlon that were entered into in connection with the Metavante merger also provided for accelerated vesting of their outstanding restricted stock awards.

One-Time Compensation Elements In Support of the Metavante Merger

Retention Incentives

In September 2009, our compensation committee approved retention awards for Messrs. Foley, Norcross and Sanchez to help ensure that they would remain with and assist us through the critical early stages of the Metavante merger. The retention incentives were contingent upon the named executive officers remaining employed through the payment of the awards, which occurred in the first quarter of 2010. Mr. Foley’s retention amount was $1.4 million, Mr. Norcross’ retention amount was $750,000 and Mr. Sanchez’s retention amount was $500,000.

Payments to Messrs. Kennedy and Scanlon

The motivated and focused efforts of Messrs. Kennedy and Scanlon through and during the critical period following the merger were critical to achieving our objectives of properly integrating Metavante into our operations, driving significant synergies after the closing and having a unified post-closing management team consisting of our senior officers and Metavante’s senior officers. However, the changes to Messrs. Kennedy’s and Scanlon’s positions resulting from the Metavante merger would have constituted “good reason” under their employment agreements, which would have given them the right to terminate employment following the merger and receive severance payments under their employment agreements. Because of concerns that Messrs. Kennedy and Scanlon would exercise these rights by terminating employment, we agreed to pay Mr. Kennedy $10,468,302 and Mr. Scanlon $3,000,000 in cancellation of any rights they may have had upon termination of employment under their agreements and in consideration for their agreement to accept their new positions following the merger and to enter into new employment agreements with us.

Relocation Letter Agreements and Retention Awards

Before the merger was completed, Messrs. Martire and Hayford entered into relocation letter agreements in connection with and contingent upon the completion of the Metavante merger. These agreements provide that Messrs. Martire and Hayford will be entitled to receive relocation benefits in connection with their relocations to Jacksonville, Florida, and will be eligible to receive a retention bonus in the amount of $3.5 million and $3.0 million, respectively. Payment of the retention bonus is contingent on the executive’s purchase or lease of a residential property in Jacksonville, Florida and continued employment until the first payroll date following the seven-month anniversary of the completion of the merger. As described in the “Potential Payments Upon Termination or Change in Control,” the executives would also be entitled to receive these payments upon certain terminations of employment.

Synergy Cost Savings Incentives

In August of 2009, our compensation committee approved a cash incentive program intended to encourage merger synergy cost savings in connection with the Metavante merger. The plan was intended to motivate and reward participants for their efforts toward achieving a targeted goal of $260 million in annualized synergy cost savings relating to the merger. We believe that synergy cost savings are critical to the success of the merger and to meeting shareholders’ and the investment communities’ expectations. For purposes of the incentives, synergy cost savings means the annualized expense savings from specific actions taken by management that result in real cost savings relating to the Metavante merger. Examples of cost saving actions include reductions in personnel, reductions in compensation and benefits, avoidance of future costs, elimination of redundant capital expenditures, reductions in marketing and travel costs, the combination of departments or cost centers, the switch to more efficient processes and other cost savings relating to the combination of the two companies. The various cost savings initiatives are recorded in project plans developed by various corporate and operating units, which specify in detail the actions to be taken and the timing of those actions. The company engaged PricewaterhouseCoopers to review the project plans, provide objective evaluation of the projected costs savings to be realized upon execution, and validate the achievement of those actions when taken by examining supporting evidence and calculations.

The synergy cost savings are measured over a multi-year period, beginning July 1, 2009 and ending December 15, 2011. If earned, the incentives are paid after each measurement period. The compensation committee met on December 16, 2009 and determined that the $200 million threshold would be met by December 31, 2009.

This was subsequently confirmed by PricewaterhouseCoopers. For the initial period, synergy cost savings resulting from merger-related actions taken between January 1 and July 1, 2009 are considered, but they are capped at $80 million. After this initial measurement date, synergy cost savings will be measured on a quarterly basis, on March 30, 2010, June 30, 2010, September 30, 2010, December 15, 2010, March 30, 2011, June 30, 2011, September 30, 2011 and December 15, 2011. The results for the relevant period are annualized and compared to the total cost savings goals to determine the amount earned for the period. The threshold cost savings goal, below which no incentive is earned, is $200 million. The target cost savings goal is $260 million. Between the threshold and target, incentive payments are prorated. If synergy cost savings exceed the $260 million target, 50% of the excess cost savings will be set aside in a pool that will be allocated based on the ratio of the named executive officer’s target award to the total of all of the target awards. If the synergy cost savings goals are achieved at the target level, the following synergy cost savings incentives would be earned by the named executive officers: Mr. Foley $7 million; Mr. Martire $2.5 million; Mr. Hayford $1.5 million; Mr. Scanlon $1.2 million; Mr. Norcross $2 million; and Mr. Sanchez $300,000. The target award amounts were selected by our compensation committee based on its judgment as to each of the named executive officer’s ability to effect the synergy cost savings. If the synergy cost savings goals are achieved at the threshold level, half of the target amounts would be earned. The amount earned in each of the performance measurement periods is prorated. Mr. Kennedy was not provided a synergy incentive because the compensation arrangements that were provided to him in connection with his change in position, including his new base salary and annual incentive opportunities, were sufficient motivation.

It was determined that synergy cost savings, on an annualized basis, exceeded the threshold goal of $200 million by December 31, 2009. Our compensation committee approved incentives for this period based on the achievement of the threshold goals. This resulted in the following payments to our named executive officers: Mr. Foley $3.5 million; Mr. Martire $1.25 million; Mr. Hayford $750,000; Mr. Scanlon $600,000; Mr. Norcross $1 million; and Mr. Sanchez $150,000. Our compensation committee retained the right to recoup the synergy incentives if it was later determined that we did not actually achieve at least the level of synergy cost savings used to calculate the synergy cost savings incentives.

There is a retention component to the awards, as participants must remain employed through the date of payment to receive a payment. If a change in control occurs, the awards are terminated and synergy cost savings will be calculated through the change in control date and any incentive earned will be paid after review by our compensation committee.

The amount of synergy cost savings achieved during each of the periods will be reviewed and approved by our compensation committee. Our compensation committee may reduce the calculated amount of cost savings if it is determined that the cost savings were not related to the merger.

Additional terms of the synergy incentive plan are described following the Grants of Plan-Based Awards table.

Retirement and Employee Benefit Plans

We provide retirement and other benefits to our U.S. employees under a number of compensation and benefit plans. Our named executive officers generally participate in the same compensation and benefit plans as our other executives and employees. All employees in the United States, including our named executive officers, are eligible to participate in our 401(k) plan and our Employee Stock Purchase Plan. In addition, our named executive officers generally participate in the same health and welfare plans as our other employees. In addition, Mr. Kennedy participates in two additional retirement plans, which are described below.

Executive Life and Supplemental Retirement Benefit Plan and Special Supplemental Executive Retirement Plan

We also maintain an Executive Life and Supplemental Retirement Benefit Plan and a Special Supplemental Executive Retirement Plan. Mr. Kennedy is a participant in these plans. We assumed the plans in connection with our merger with Certegy in 2006. The purpose of the plan was to reward executives for their service to Certegy and to provide an incentive for future service and loyalty. Information regarding Mr. Kennedy’s benefits under these plans, as well as material terms of the plans, can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

401(k) Plan

We sponsor a defined contribution savings plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The plan contains a cash or deferred arrangement under Section 401(k) of the Internal Revenue Code, as well as an employee stock ownership plan feature. Participating employees may contribute up to 40% of their eligible compensation, but not more than statutory limits (generally $16,500 in 2009). We contribute an amount equal to 50% of each participant’s voluntary contributions under the plan, up to a maximum of 6% of eligible compensation for each participant. Participants may direct the trustee to invest funds in any investment option available under the plan.

A participant may receive the value of his or her vested account balance upon termination of employment. A participant is always 100% vested in his or her voluntary contributions. Vesting in matching contributions occurs on a pro rata basis over an employee’s first three years of employment with the Company.

Deferred Compensation Plan

We also provide our named executive officers, as well as other key employees, with the opportunity to defer receipt of their compensation under a non-qualified deferred compensation plan, which we amended and restated effective January 1, 2009. Participants may elect to defer up to 75% of their base salary, bonuses and/or commissions on a pre-tax basis. None of the named executive officers elected to defer 2009 compensation into the plan. A description of the plan and information regarding the named executive officers’ interests under the plan can be found in the Nonqualified Deferred Compensation table and accompanying narrative.

Employee Stock Purchase Plan

We also sponsor an Employee Stock Purchase Plan, or ESPP, which provides a program through which our executives and employees can purchase shares of our common stock through payroll deductions and through matching employer contributions. Participants may elect to contribute between 3% and 15% of their salary into the ESPP through payroll deduction. At the end of each calendar quarter, we make a matching contribution to the account of each participant who has been continuously employed by us or a participating subsidiary for the last four calendar quarters. For most employees, matching contributions are equal to 1/3 of the amount contributed during the quarter that is one year earlier than the quarter in which the matching contribution is made. For certain officers, including our named executive officers, and for employees who have completed at least ten consecutive years of employment with us, the matching contribution is 1/2 of such amount. The matching contributions, together with the employee deferrals, are used to purchase shares of our common stock on the open market. Our shareholders approved the ESPP at our 2006 annual meeting.

Health and Welfare Benefits

We sponsor various broad-based health and welfare benefit plans for our employees. The taxable portion of the premiums on this additional life insurance is reflected in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Other Benefits

We provide few special benefits to our named executive officers. In general, the benefits provided are intended to help them be more productive and efficient and to protect us and the executive from certain business risks and potential threats. In 2009, Messrs. Foley, Kennedy and Norcross received club membership fees. Messrs. Foley, Kennedy and Sanchez also received personal use of the corporate airplanes and Mr. Foley received assistance with financial planning. Messrs. Martire and Hayford also received relocation benefits. Our compensation committee regularly reviews the perquisites provided to our named executive officers. Further detail regarding executive perquisites in 2009 can be found in the Summary Compensation Table under the column All Other Compensation and the related footnote.

Post-Termination Compensation and Benefits

We have entered into employment agreements with each of our named executive officers. We believe these agreements are necessary to protect our legitimate business interests, as well as to protect the executives in the event of certain termination events. A description of the material terms of the agreements can be found in the narrative following the Grants of Plan-Based Awards table and in the Potential Payments Upon Termination or Change in Control section.

Changes Made to Named Executive Officers’ Employment Agreements During 2009

As discussed above, because we wanted to help ensure the retention of Messrs. Foley, Kennedy and Scanlon during the critical period following the Metavante merger, we entered into amended and restated employment agreements with them in 2009. Mr. Foley’s new agreement eliminated his right to receive severance benefits upon a voluntarily termination of employment for any reason within six months following a change in control. The agreements with Messrs. Kennedy and Scanlon reflected their new post-merger positions. In addition, the severance benefits provided under the new agreements with Messrs. Foley and Kennedy were less than the severance benefits that were provided under their prior agreements.

Messrs. Foley, Kennedy, Martire, Hayford, Scanlon, Sanchez and Norcross also agreed to amend their agreements to eliminate the right to a tax gross-up payment on excess parachute payments. We believe that removal of these gross-up provisions was important because of the potential high cost to us of providing this benefit. The terms of these employment agreements are discussed following the Grants of Plan Based Awards table.

Stock Ownership Guidelines

We established formal stock ownership guidelines on March 14, 2006 for all corporate officers, including the named executive officers, and members of our board, to encourage such individuals to hold a multiple of their base salary (or annual retainer) in our common stock. In 2009, we revised the guidelines to increase the stock ownership requirements from five times base salary to ten times base salary for our Executive Chairman, from five times base salary to seven times base salary for our Chief Executive Officer and President and from two times base salary to five times base salary for our Chief Financial Officer and Chief Operating Officer. The guidelines call for the executive to reach the ownership multiple within five years. Shares of restricted stock and gain on stock options count toward meeting the guidelines. The guidelines, including those applicable to non-employee directors, are as follows:

Position	Minimum Aggregate Value

Executive Chairman	10 × base salary
CEO and President	7 × base salary
Executive Vice Chairman; Chief Financial Officer; and Chief Operating Officer	5 × base salary
Other Officers	2 × base salary
Members of the Board	5 × annual retainer

Each of our named executive officers and each of our non-employee directors met the stock ownership guidelines as of December 31, 2009. The compensation committee may consider the guidelines and the executive’s satisfaction of such guidelines in determining executive compensation.

Tax and Accounting Considerations

Our compensation committee considers the impact of tax and accounting treatment when determining executive compensation.

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount that can be deducted in any one year for compensation paid to certain executive officers. There is, however, an exception for certain performance-based compensation. Our compensation committee takes the deduction limitation under Section 162(m) into account when structuring and approving awards under our annual incentive plan and the omnibus plan.

Compensation paid under our annual incentive plan and awards granted under the omnibus plan are generally intended to qualify as performance-based compensation. However, our compensation committee may approve compensation, such as time-vesting restricted stock awards, that will not meet these requirements.

Our compensation committee also considers accounting impact when structuring and approving awards. We account for stock-based payments, including stock option grants, in accordance with ASC Topic 718, which governs the appropriate accounting treatment of stock-based payments under United States generally accepted accounting principles.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Richard N. Massey, Chairman
David K. Hunt
James Neary

Executive Compensation

The following table sets forth information regarding the cash and non-cash compensation earned by and awarded to our named executive officers, including our former President and Chief Executive Officer and our former Chief Financial Officer, each of whom changed positions following the Company’s merger with Metavante in October 2009, to become the Executive Vice Chairman and Corporate Executive Vice President, Finance, respectively, of the Company. Messrs. Martire and Hayford, who were formerly executive officers of Metavante, assumed their current positions in October of 2009. In the tables and narratives that follow, we discuss the compensation they received from us in 2009 upon and following commencement of their current positions. Mr. Martire’s and Mr. Hayford’s 2008 and 2007 compensation is not shown because they were not named executive officers in 2008 and 2007. Mr. Scanlon’s, Mr. Norcross’s and Mr. Sanchez’s 2007 compensation is not shown because they were not named executive officers in 2007. The amounts of compensation shown below do not necessarily reflect the compensation such person will receive in the future, which could be higher or lower.

Summary Compensation Table

							Change in
							Pension
						Non-Equity	Value and
						Incentive	Nonqualified
						Plan	Deferred
				Stock	Option	Compensation	Compensation	All Other
Name and Principal	Fiscal	Salary	Bonus	Awards	Awards	Earnings	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)(6)	($)

William P. Foley II	2009	550,000	1,400,000	10,407,895	2.636,250	6,387,600	—	164,593	21,546,338
Executive Chairman	2008	557,500	—	2,774,153	2,214,875	1,823,663	—	91,848	7,462,039
	2007	537,500	—		7,710,120	913,913	—	187,253	9,348,786
Frank R. Martire	2009	250,000	—	1,000,000	7,430,000	2,258,919	—	27,550	10,966,469
President and Chief
Executive Officer
Lee A. Kennedy*	2009	886,250	—	356,290	17,575	2,481,500	—	10,588,535	14,330,150
President and Chief	2008	1,027,500	—	3,821,081	2,879,338	2,286,389	—	87,165	10,101,473
Executive Officer	2007	958,333	—	300,036	7,710,120	989,176	5,552,158	51,690	15,561,513
Michael D. Hayford	2009	156,250	—		5,572,500	1,330,750	—	21,276	7,080,776
Corporate Executive
Vice President and
Chief Financial Officer
George P. Scanlon*	2009	487,500	—	270,600	562,400	1,361,000	—	3,031,145	5,712,645
Executive Vice President and Chief Financial Officer	2008	374,580	75,000	970,821	1,935,741	467,415	—	48,126	3,871,683
Gary A. Norcross	2009	627,500	750,000	1,578,500	3,163,500	2,317,500	—	76,096	8,513,096
Corporate Executive Vice President and Chief Operating Officer	2008	602,500	15,000	1,988,362	1,771,900	996,776	—	159,869	5,534,407
Francis R. Sanchez	2009	615,000	500,000	653,950	1,307,580	1,441,600	—	20,544	4,538,674
President, Strategic Solutions	2008	602,500	—	1,145,300	885,950	996,776	—	7,645	3,638,171

*	Mr. Kennedy and Mr. Scanlon changed positions following the Company’s acquisition of Metavante in October 2009, to become the Executive Vice Chairman and Corporate Executive Vice President, Finance, respectively, of the Company.

(1)	Amounts shown are not reduced to reflect the named executive officers’ elections, if any, to defer receipt of salary into our 401(k) plan, ESPP or non-qualified deferred compensation plans.

(2)	The amounts shown for Messrs. Foley, Norcross and Sanchez represent the retention incentive that was a result of the Metavante Merger that was paid in the first quarter of 2010.

(3)	Amounts represent the grant date fair value of stock awards computed in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(4)	Amounts represent the grant date fair value of any option awards calculated in accordance with FASB ASC Topic 718 with respect to all named executive officers. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2009 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(5)	Represents annual incentives earned during the first nine months of 2009 and paid in the 4th quarter of 2009 and amounts earned during the 4th quarter of 2009 and paid in the 1st quarter of 2010. The amount also includes amounts earned and paid during the 4th quarter of 2009 relating to the synergy cost savings incentive plan.

(6)	Amounts shown for 2009 include matching contributions to our 401(k) plan and our ESPP; dividends paid on restricted stock; life insurance premiums paid by us; dividends from a life insurance arrangement, which are reinvested in the plan; contractual payments; personal use of a company airplane; club membership fees; relocation bonus; and financial planning services as set forth below:

	Foley	Martire	Kennedy	Hayford	Scanlon	Norcross	Sanchez

401(k) Matching Contributions	$—	$—	$7,350	$—	$7,350	$7,350	$3,675
ESPP Matching Contributions	—	—	25,594	—	10,375	43,031	—
Restricted Stock Dividends	24,347	6,424	32,397	4,413	10,134	22,592	11,821
Life Insurance Premiums	1,143	1,881	387	656	207	90	207
Dividends from Life Insurance Arrangement	—	—	52,980	—	—	—	—
Contractual Payment	—	—	10,468,302	—	3,000,000	—	—
Personal Airplane Use	91,842	7,595	1,525	6,207	3,079	3,033	4,841
Financial Planning Services	47,261	—	—	—	—	—	—
Relocation Reimbursement	—	11,650	—	10,000	—	—	—

The following table sets forth information concerning awards granted to the named executive officers during the fiscal year ended December 31, 2009.

Grants of Plan-Based Awards

					(d)	(e)
					All Other	All Other
					Stock	Option		(g)
					Awards:	Awards:	(f)	Grant Date
		Estimated Possible Payouts Under			Number of	Number of	Exercise or	Fair Value of
		Non-Equity Incentive Plan Awards(1)			Shares of	Securities	Base Price of	Stock and
		(a)	(b)	(c)	Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date/Plan	($)	($)	($)	(#)(2)	(#)(3)	($/sh)	($)

William P. Foley, II	10/1/2009				366,197			9,099,995
	11/5/2009					375,000	22.55	2,636,250
	11/5/2009				58,000			1,307,900
	Annual Incentive	687,500	1,375,000	4,125,000
	Synergy Plan	3,500,000	7,000,000	No Max
Lee A. Kennedy	11/5/2009					15,800	22.55	111,074
	11/5/2009				2,500			56,375
	Annual Incentive	886,250	1,772,500	3,545,000
Frank R. Martire	10/2/2009					1,000,000	23.99	7,430,000
	10/2/2009				41,684			1,000,000
	Annual Incentive	250,000	500,000	1,000,000
	Synergy Plan	1,250,000	2,500,000	No Max
Michael D. Hayford	10/2/2009					750,000	23.99	5,572,500
	Annual Incentive	117,188	234,375	468,750
	Synergy Plan	750,000	1,500,000	No Max
George P. Scanlon	11/5/2009					80,000	22.55	562,400
	11/5/2009				12,000			270,600
	Annual Incentive	271,875	543,750	1,087,500
	Synergy Plan	600,000	1,200,000	No Max
Gary A. Norcross	11/5/2009					450,000	22.55	3,163,500
	11/5/2009				70,000			1,578,500
	Annual Incentive	470,625	941,250	1,882,500
	Synergy Plan	1,000,000	2,000,000	No Max
Francis R. Sanchez	11/5/2009					186,000	22.55	1,307,580
	11/5/2009				29,000			653,950
	Annual Incentive	461,250	922,500	1,845,000
	Synergy Plan	150,000	300,000	No Max

(1)	The amounts shown in column (a) reflect the minimum payment level under our annual and synergy incentive plans for 2009, which is 50% of the target amount shown in column (b). The amounts shown in column (c) represent the maximum payout under our annual incentive plan, which is 200% of the amount in column (b) except for Mr. Foley whose maximum payout was 300% of the amount in column (b). Mr. Martire’s and Mr. Hayford’s amounts represent only the target for the 4th quarter of 2009 following the merger with Metavante and the consummation of their employment with the Company.

(2)	The amounts shown in column (d) reflect the number of shares of our restricted stock and restricted stock units that were granted to each named executive officer under the Omnibus Incentive Plan on October 1, 2009 and on November 5, 2009 (grant date fair value is $24.85 per share of restricted stock units granted and grant date fair value of $22.55 per share of restricted stock, respectively) and under the Metavante Incentive Plan on October 2, 2009 (grant date fair value is $23.99 per share of restricted stock granted).

(3)	The amounts shown in column (e) reflect the number of stock options granted to each named executive officer under the Metavante Incentive Plan on October 2, 2009 (grant date fair value per option is $7.43 per option granted), and the Omnibus Incentive Plan on November 5, 2009 (grant date fair value per option is $7.03 per option granted).

Narrative Discussion for Summary Compensation Table and
Grants of Plan-Based Awards Table

Employment Agreements

We have entered into employment agreements with a limited number of our senior executives, including our named executive officers. Additional information regarding post-termination benefits provided under these employment agreements can be found in the “Potential Payments Upon Termination or Change in Control” section. The following descriptions are based on the terms of the agreements as of December 31, 2009.

William P. Foley, II

We entered into a three-year employment agreement with Mr. Foley, effective July 2, 2008, to serve as our Executive Chairman. Under the terms of that agreement, Mr. Foley’s minimum annual base salary was $550,000, with an annual cash bonus target equal to 250% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. On September 30, 2009, we entered into a new employment agreement with Mr. Foley, which became effective upon the completion of the Metavante merger, and amended, restated, and superseded Mr. Foley’s prior employment agreement. Pursuant to this new agreement, Mr. Foley is employed in an executive capacity as our Executive Chairman for an initial term of two years from the completion of the Metavante merger, with automatic one year extensions unless either party gives timely notice that the term should not be extended. Mr. Foley receives an annual base salary of $550,000 per year and is eligible for an annual bonus under our annual bonus plan with a target bonus opportunity equal to 250% of Mr. Foley’s annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. During the term of his employment, Mr. Foley generally will be entitled to standard employee benefits provided to our other top executives, as well as eligibility to elect and purchase supplemental disability insurance, participation in our equity incentive plans and other benefits and incentive opportunities customarily made available to our other top executives. The agreement provides that Mr. Foley will participate in all FIS-sponsored incentive compensation plans, including the synergy cost savings plan associated with the integration of Metavante pursuant to which he will be eligible to receive a bonus in the amount of $7.0 million. The agreement further provides that Mr. Foley will be granted a retention equity award equal to $9.1 million in restricted stock units on the date of the completion of the Metavante merger that will vest six months following the completion of the merger and a cash retention award of $1.4 million, payable in a single lump sum coincident with our payment under our annual bonus plan no later than March 15, 2010. In addition, the agreement provides that Mr. Foley’s restricted shares of FIS common stock granted prior to the completion of the Metavante merger will vest upon the completion of the merger.

Mr. Foley’s employment agreement also contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Frank R. Martire

We entered into a three-year employment agreement with Mr. Martire, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our President and Chief Executive Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Martire’s minimum annual base salary is $1,000,000, with an annual bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Martire is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Martire and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Martire is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee, and retention/relocation benefits specified in the relocation letter agreement entered into concurrently with the employment agreement (including a potential retention bonus of $3,500,000). Under the agreement, Mr. Martire received a grant of non-qualified stock options to acquire 1,000,000 shares of FIS common stock and an award of $1,000,000 in restricted stock.

Mr. Martire’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Lee A. Kennedy

We entered into a three-year employment agreement with Mr. Kennedy, effective as of the consummation of the Certegy Merger on February 1, 2006, to serve as our Chief Executive Officer. Under the terms of that agreement, Mr. Kennedy’s minimum annual base salary was $1,015,000, with an annual cash bonus target equal to 200% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. On September 30, 2009, we entered into a new employment agreement with Mr. Kennedy which became effective upon completion of the Metavante merger, and amended, restated, and superseded Mr. Kennedy’s prior employment agreement. Pursuant to this new agreement, Mr. Kennedy is employed in an executive capacity as our Executive Vice Chairman for an initial term of two years from completion of the Metavante merger, with automatic one year extensions unless either party gives timely notice that the term should not be extended. Mr. Kennedy receives an annual base salary of $500,000 per year and is eligible for an annual bonus under FIS’ bonus plan with a target bonus opportunity equal to 200% of Mr. Kennedy’s annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Kennedy is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Kennedy and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Kennedy is also entitled to the payment of initiation and membership dues in any social or recreational clubs that we deem appropriate to maintain our business relationships. The agreement further provides that Mr. Kennedy will be granted a cash retention award of $10,468,302, payable as a lump sum on the date of the completion of the Metavante merger. In addition, the agreement provides that Mr. Kennedy’s restricted shares of FIS common stock granted prior to the completion of the Metavante merger will vest upon completion of the merger.

Mr. Kennedy’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Michael D. Hayford

We entered into a three-year employment agreement with Mr. Hayford, effective March 31, 2009 and commencing immediately following the Metavante merger, to serve as our Executive Vice President and Chief Financial Officer, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Hayford’s minimum annual base salary is $625,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Hayford is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Hayford and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Hayford is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee, and retention/relocation benefits specified in the relocation letter agreement entered into concurrently with the employment agreement (including a potential retention bonus of $3,000,000). Under the agreement, Mr. Hayford received a grant of non-qualified stock options to acquire 750,000 shares of FIS common stock.

Mr. Hayford’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

George P. Scanlon

We entered into a three-year employment agreement with Mr. Scanlon, effective May 1, 2008, to serve as our Executive Vice President, Finance and Chief Financial Officer. Under the terms of that agreement, Mr. Scanlon’s minimum annual base salary was $415,000, with an annual cash bonus target equal to 100% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. On September 30, 2009, we entered into a new employment agreement with Mr. Scanlon that became effective upon the completion of the Metavante merger, and amended, restated and superseded Mr. Scanlon’s prior employment agreement. Pursuant to this new agreement, Mr. Scanlon is employed as Corporate Executive Vice President — Finance for an initial term of three years from the completion of the Metavante merger, with automatic one year extensions unless either party gives timely notice that the term should not be extended. Mr. Scanlon receives an annual base salary of $450,000 per year and is eligible for an annual bonus under our bonus plan with a target bonus opportunity equal to 150% of Mr. Scanlon’s annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Scanlon is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Scanlon and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. The agreement further provides that Mr. Scanlon will be granted a cash retention award of $3,000,000, payable as a lump sum on the date of the completion of the Metavante merger. In addition, the agreement provides that Mr. Scanlon’s restricted shares of FIS common stock granted prior to the completion of the Metavante merger will vest upon completion of the merger.

Mr. Scanlon’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Gary A. Norcross

We entered into a three-year employment agreement with Mr. Norcross, effective November 16, 2007, to serve as our President and Chief Operating officer of Transaction Processing Services. Under the terms of that agreement, Mr. Norcross’s minimum annual base salary was $415,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. We amended and restated, in its entirety, our employment agreement with Mr. Norcross, effective December 29, 2009. Under this new agreement, Mr. Norcross will serve as our Chief Operating Officer for a term of three years with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of the agreement, Mr. Norcross’s minimum annual base salary is $650,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Norcross is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Norcross and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Norcross’s agreement further provides that he will not be required to report to any individual other than the chief executive officer who occupies that position on December 29, 2009, and a breach of that provision will be considered a material breach of the agreement. Mr. Norcross is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Norcross’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Francis R. Sanchez

We entered into an employment agreement with Mr. Sanchez, effective May 1, 2008 through April 15, 2011, to serve as our President, Strategic Solutions. Under the terms of that agreement, Mr. Sanchez’s minimum annual base salary was $590,000, with an annual cash bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. We entered into a three-year employment agreement with Mr. Sanchez that amended and restated his prior agreement, effective October 1, 2009, to serve as our Corporate Executive Vice President, Strategic Solutions, with a provision for automatic annual extensions unless either party provides timely notice that the term should not be extended. Under the terms of this new agreement, Mr. Sanchez’s minimum annual base salary is $615,000, with an annual bonus target equal to 150% of his annual base salary, with higher or lower amounts payable depending on performance relative to targeted results. Mr. Sanchez is entitled to supplemental disability insurance sufficient to provide at least 2/3 of his pre-disability base salary, and Mr. Sanchez and his eligible dependents are entitled to medical and other insurance coverage we provide to our other top executives as a group. Mr. Sanchez is also eligible to receive equity grants under our equity incentive plans, as determined by our compensation committee.

Mr. Sanchez’s employment agreement contains provisions related to the payment of benefits upon certain termination events. The details of these provisions are set forth in the “Potential Payments Upon Termination or Change in Control” section.

Annual Incentive Awards

In 2009, our compensation committee approved performance-based cash incentive award opportunities for our named executive officers. The performance-based cash incentive award opportunities are calculated by multiplying base salary by the product of the approved incentive percentage and the qualifying multiplier for each goal. Due to the merger with Metavante, we bifurcated our original performance-based cash incentive plan between the first three quarters of 2009, ending September 30, 2009, and the final quarter of 2009. We prorated the pre-established goals for the first three quarters and established new goals for the final quarter. More information about the annual incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Synergy Cost Savings Incentive Awards

In 2009, our compensation committee approved a cash incentive program intended to encourage synergy cost savings in connection with the Metavante merger. If synergy cost savings exceed an established target, 50% of the excess cost savings will be set aside in a pool that will be allocated based on the ratio of the named executive officer’s target award to the total of all of the target awards. More information about the synergy cost savings incentive awards, including the targets and criteria for determining the amounts payable to our named executive officers, can be found in the “Compensation Discussion and Analysis” section.

Long-Term Equity Incentive Awards

In November 2009, our compensation committee approved grants of stock options and restricted stock to our named executive officers, other than Messrs. Martire and Hayford, who received equity grants pursuant to their employment agreements in October following the merger. Stock options were awarded with an exercise price equal to fair market value of a share on the date of grant, vest proportionately each year over three years based on continued employment with us and have a seven year term. The restricted stock vests based on meeting two conditions: (1) achievement of $280 million in synergy cost savings from the merged companies, and (2) proportionate vesting each year over three years based on continued employment with us. Any dividends on the restricted stock will be subject to the same underlying vesting requirements applicable to the restricted stock. Half of the shares of restricted stock that vest must be held by the executive for six months.

Following the merger, Mr. Martire received a grant of stock options and restricted stock and Mr. Hayford received a grant of stock options, in each case, vesting with respect to one third of the award on each of the first anniversaries of the grant date. As a one-time equity incentive award, Mr. Foley was granted restricted stock units in 2009 with a six-month vesting period. More information about the long term equity incentive awards can be found in the “Compensation Discussion and Analysis” section.

Salary and Bonus in Proportion to Total Compensation

The “Compensation Discussion and Analysis” section contains a table showing the proportion of our named executive officers’ salary to total compensation for 2009.

The following table sets forth information concerning unexercised stock options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option		Stock	That Have
		Options	Options	Exercise	Option	That Have	Not
		(#)	(#)(2)	Price	Expiration	Not Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

William P. Foley, II	10/15/2004	500,198 (1)	—	16.26	10/15/2012	—	—
	8/19/2005	200,080 (1)	—	17.25	8/19/2015	—	—
	11/9/2006	993,343	—	23.03	11/9/2013	—	—
	12/20/2007	718,080	—	23.71	12/20/2014	—	—
	10/29/2008	195,834	391,666	14.35	10/29/2015	—	—
	10/1/2009	—	—	—	—	366,197	8,583,658
	11/5/2009	—	375,000	22.55	11/5/2016	58,000	1,359,520
Lee A. Kennedy	1/29/2001	11,535	—	12.08	1/29/2011	—	—
	10/31/2001	27,568	—	14.51	10/31/2011	—	—
	10/31/2001	189,587	—	14.51	10/31/2011	—	—
	2/12/2002	5,618	—	17.79	2/12/2012	—	—
	2/12/2002	367,687	—	17.79	2/12/2012	—	—
	2/12/2002	39,471	—	17.79	2/12/2012	—	—
	2/4/2004	6,035	—	16.57	2/4/2011	—	—
	2/4/2004	338,517	—	16.57	2/4/2011	—	—
	2/4/2005	264,966	—	17.94	2/4/2012	—	—
	2/1/2006	1,346,400	—	21.99	2/1/2014	—	—
	12/20/2007	1,077,120	—	23.71	12/20/2014	—	—
	10/29/2008	254,584	509,166	14.35	10/29/2015	—	—
	11/5/2009	—	15,800	22.55	11/5/2016	2,500	58,600
Frank R. Martire	10/27/2004	160,733	—	17.63	10/27/2014	—	—
	10/28/2005	160,733	—	17.99	10/28/2015	—	—
	10/30/2006	144,659	—	20.20	10/30/2016	—	—
	11/12/2007	759,375	253,125	17.29	11/12/2017	—	—
	1/30/2008	—	—	—	—	86,794	2,034,451
	11/21/2008	37,125	111,375	10.40	11/21/2018	37,125	870,210
	10/2/2009	—	1,000,000	23.99	10/2/2016	41,684	977,073
Michael D. Hayford	10/27/2004	80,366	—	17.63	10/27/2014	—	—
	10/28/2005	80,366	—	17.99	10/28/2015	—	—
	10/30/2006	89,295	—	20.20	10/30/2016	—	—
	11/12/2007	582,186	194,064	17.29	11/12/2017	—	—
	1/30/2008	—	—	—	—	57,885	1,356,824
	11/21/2008	30,375	91,125	10.40	11/21/2018	30,375	711,990
	10/2/2009	—	750,000	23.99	10/2/2016	—	—
George P. Scanlon	2/11/2008	134,640	—	23.46	2/11/2015	—	—
	10/29/2008	90,084	180,166	14.35	10/29/2015	—	—
	11/5/2009	—	80,000	22.55	11/5/2016	12,000	281,280

		Option Awards				Stock Awards
		Number of	Number of			Number of	Market Value
		Securities	Securities			Shares or	of Shares or
		Underlying	Underlying			Units of	Units of Stock
		Unexercised	Unexercised	Option		Stock	That Have
		Options	Options	Exercise	Option	That Have	Not
		(#)	(#)(2)	Price	Expiration	Not Vested	Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)

Gary A. Norcross	4/1/2003	13,720	—	8.43	4/1/2013	—	—
	3/9/2005	574,104	—	8.71	3/9/2015	—	—
	12/22/2006	134,640	—	22.42	12/22/2016	—	—
	12/20/2007	538,560	—	23.71	12/20/2014	—	—
	10/29/2008	156,667	313,333	14.35	10/29/2015	78,333	1,836,126
	11/5/2009	—	450,000	22.55	11/5/2016	70,000	1,640,800
Francis R. Sanchez	3/9/2005	153,086	—	8.71	3/9/2015	—	—
	12/22/2006	134,640	—	22.42	12/22/2016	—	—
	12/20/2007	538,560	—	23.71	12/20/2014	—	—
	10/29/2008	78,334	156,666	14.35	10/29/2015	39,166	918,051
	11/5/2009	—	186,000	22.55	11/5/2016	29,000	679,760

(1)	These options and restricted shares were originally granted by Old FNF under plans we assumed in the FNF Merger. All unvested options vest ratably over a three-year period from the original date of grant.

(2)	The unvested options listed above that we granted in 2005 to (i) Mr. Foley vest quarterly over a 4-year period from the date of grant and (ii) Messrs. Norcross and Sanchez vest quarterly over a 5-year period from the date of grant. The unvested options listed above that Metavante granted in 2007 vested one quarter immediately and then annually over a three-year period from the date of grant. The unvested options listed above that we granted in 2008 and 2009 vest annually over 3 years from the date of grant. The unvested options listed above that Metavante granted in 2008 vested annually over a four-year period from the date of grant.

(3)	The restricted stock awards granted on October 2, 2009 and November 5, 2009 vest ratably over a three-year period from the original grant date contingent on reaching certain performance criteria relating to cost synergies achieved relating to the Metavante merger and the restricted stock units granted on October 1, 2009 vest six months from the grant date. The restricted stock awards granted by Metavante on January 30, 2008 vest annually over a three-year period. The restricted stock granted by Metavante in November 2008 to Messrs. Hayford and Martire was originally granted as performance-based restricted stock. As a result of the merger transaction with Metavante, Mr. Hayford’s performance-based restricted stock was converted to time-based restricted stock which vests on December 31, 2011. Mr. Martire’s award remained performance-based restricted stock. Under the performance measures, Mr. Martire could receive up to 200% or an additional 37,125 shares from this award.

(4)	Market value of unvested restricted stock awards is based on a closing price of $23.44 for a share of our common stock on the New York Stock Exchange on December 31, 2009.

The following table sets forth information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the fiscal year ended December 31, 2009 for each of the named executive officers on an aggregated basis:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized on
	on Exercise	on Exercise	on Vesting	Vesting
Name	(#)	($)	(#)	($)

William P. Foley, II	765,424	12,048,386	166,170	4,087,339
Lee A. Kennedy	397,241	5,702,207	222,241	5,454,569
Frank R. Martire	—	—	—	—
Michael D. Hayford	71,436	626,912	1,888	46,917
George P. Scanlon	—	—	67,563	1,678,941
Gary A. Norcross	—	—	47,917	1,071,038
Francis R. Sanchez	—	—	28,334	634,729

The following table sets forth information with respect to the named executive officers’ accounts under our nonqualified deferred compensation plans:

Nonqualified Deferred Compensation

		Executive	Registrant	Aggregate	Aggregate	Aggregate
		Contributions	Contributions	Earnings (Losses)	Withdrawals/	Balance at
		in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	Plan	($)	($)	($)(1)	($)	($)(2)

William P. Foley, II	—	—	—	—	—	—
Lee A. Kennedy	Special Plan	—	—	737,361	—	902,428
Frank R. Martire	—	—	—	—	—	—
Michael D. Hayford	—	—	—	—	—	—
George P. Scanlon	—	—	—	—	—	—
Gary A. Norcross	Deferred Comp Plan	—	—	15,374	—	67,897
Francis R. Sanchez	—	—	—	—	—	—

(1)	Represents the increase in the executive’s interest in 2009.

Supplemental Executive Retirement Plan

We assumed a supplemental executive retirement plan in connection with our merger with Certegy in 2006. Mr. Kennedy is a participant in the plan. The plan provides a benefit opportunity comparable to the deferred cash accumulation benefit that would have been available had Mr. Kennedy been able to continue participation in a life insurance plan that was modified in 2003 to address changes in applicable law. Mr. Kennedy’s interest under the plan is based on the excess of the cash surrender value of a life insurance policy on Mr. Kennedy over the total premium payments paid by us. Mr. Kennedy’s interest fluctuates based on the performance of investments in which his interest is deemed invested. The plan provides that following a change in control, which occurred when we merged with Certegy, Mr. Kennedy may select investments; however, his right to select investments is forfeited if he violates the plan’s non-competition provisions within one year after termination of employment. The table below shows the investments available for selection, as well as the rates of return for those investments for 2009.

	2009 Rate		2009 Rate
Name of Fund	of Return	Name of Fund	of Return

Pacific Select Money Market	0.17%	Pacific Select NFJ Small-Cap Value	27.18%
Pacific Select PIMCO Managed Bond	21.01%	BlackRock Small Cap Index	28.19%
Pacific Select PIMCO Inflation Managed Bond	20.80%	Pacific Select Alger Small Cap Growth	47.44%
Pacific Select Fun Adv High Yield Bond	39.87%	M Fund Brandes International Equity	25.27%
T. Rowe Price Equity Income II	25.25%	Pacific Select MFS International Large Cap	33.61%
Pacific Select BlackRock Equity Index	26.36%	Pacific Select Oppenheimer Emerging Markets	84.79%
Pacific Select American Funds Growth	38.86%	Pacific Select Van Kampen Real Estate	32.27%
Fidelity VIP Mid-Cap Service Class 2	39.75%	Van Eck Worldwide Hard Assets Initial	57.54%

Mr. Kennedy is fully vested in his plan benefits, except that his benefits are forfeited if he dies or if his employment is terminated by us for cause. For this purpose, the term “cause” means Mr. Kennedy’s willful and continued failure to do his duties even after we make a written demand for performance, or willful actions by Mr. Kennedy that injure us. Benefits are distributed after the plan administrator declares a rollout event, which can be done no sooner than the latest of (1) fifteen years after Mr. Kennedy’s commencement date under the life insurance plan, (2) Mr. Kennedy’s sixtieth birthday or (3) after Mr. Kennedy retires or becomes permanently disabled. For this purpose, the term “retire” means Mr. Kennedy’s termination of employment after (1) turning age sixty-five, (2) turning age fifty-five and having five years of vesting service or (3) turning age fifty and having his age plus years of benefit service equal at least seventy-five. The administrator may also declare a rollout event if payments under the plan have not yet begun and Mr. Kennedy violates the plan’s non-competition provisions within a one-year period after termination of employment. If Mr. Kennedy terminates for good reason, or if his job is eliminated, payments must begin fifteen years after his commencement date under the life insurance plan or after he turns sixty years old, whichever is later. For this purpose, the term “good reason” generally means termination of employment by Mr. Kennedy within the period beginning six months before and ending three years after a change in control due to (1) an adverse change in Mr. Kennedy’s title or assignment of duties inconsistent with his position, (2) a reduction of salary, (3) our failure to continue existing incentive, compensation and employee benefit plans or (4) our requiring Mr. Kennedy to move more than 35 miles from the location of his office prior to a change in control. The Certegy Merger constituted a change in control for these purposes. Mr. Kennedy can also elect to receive payments earlier if both seven years have passed since his commencement date under the life insurance plan and he retires or turns sixty years old.

Mr. Kennedy can elect to receive the payments in either a single lump sum or in installments over a period of between two and ten years. If Mr. Kennedy elects installment payments, we will credit the undistributed principal amount with 5% simple annual interest. If Mr. Kennedy elects to receive a lump sum distribution, we can make the distribution either in cash or by transferring an interest in a life insurance policy. If the benefit is less than $10,000, or Mr. Kennedy violates the plan’s non-competition provisions within a one-year period after termination of employment, then the administrator can force a lump sum distribution. Absent a violation of the plan’s non-competition provisions within one-year after termination of employment, we will pay an additional amount based on the administrator’s estimate of the tax savings realized by us by being able to deduct the payments from our federal, state and local taxes. Mr. Kennedy’s benefits derive solely from the terms of the plan and are unsecured.

In connection with the Certegy Merger, we funded a rabbi trust with sufficient monies to pay all benefits under the plan.

The Deferred Compensation Plan

Our named executive officers are eligible to participate in the FIS Nonqualified Deferred Compensation Plan, which is a nonqualified elective deferred compensation plan. The named executive officers may elect to defer up to 75% of their base salary bonuses on a pre-tax basis. Deferrals and related earnings are not subject to vesting conditions.

Participants’ accounts are bookkeeping entries only and participants’ benefits are unsecured. Participants’ accounts are credited or debited daily based on the performance of hypothetical investments selected by the participant, and may be changed on any business day. The funds from which participants may select hypothetical investments, and the 2009 rates of return on these investments, are listed in the following table:

	2009 Rate		2009 Rate
Name of Fund	of Return	Name of Fund	of Return

Nationwide NVIT Money Market V	0.06%	American Funds IS Growth 2	39.41%
PIMCO VIT Real Return	18.35%	T. Rowe Price Mid Cap Growth II	45.37%
PIMCO VIT Total Return	14.03%	Royce Capital Small Cap	35.20%
LASSO Long and Short Strategic Opportunities	13.13%	Vanguard VIF Small Company Growth	39.38%
T. Rowe Price Equity Income II	25.25%	AllianceBernstein VPS International Value A	34.68%
Dreyfus Stock Index	26.33%	American Funds IS International 2	43.07%
Goldman Sachs VIT Mid Cap Value	33.15%

Upon retirement, which generally means separation of employment after attaining age sixty, an individual may elect either a lump sum withdrawal or installment payments over 5, 10 or 15 years. Similar payment elections are available for pre-retirement survivor benefits. In the event of a termination prior to retirement, distributions are paid over a 5-year period. An individual will receive a lump sum payment upon a separation from service during the twenty-four month period following a change in control. An individual may also elect to receive a lump sum payment upon a change in control. Account balances less than the limit under Section 402(g) of the Internal Revenue Code, which was $16,500 in 2009, will be distributed in a lump sum. Participants can elect to receive in-service distributions if they establish a special account under the plan and specify a future date on which that benefit is to be paid. These payments would equal the value of the account as of the January 31 following the plan year designated by the participant, and would be paid within two and one-half months following the end of that plan year. The participant may also petition us to suspend elected deferrals, and to receive partial or full payout under the plan, in the event of an unforeseeable financial emergency, provided that the participant does not have other resources to meet the hardship.

Plan participation continues until all benefits under the plan have been paid. Participants will receive their account balance in a lump sum distribution if employment is terminated within two years after a change in control.

Deferral amounts that were vested on or before December 31, 2004 are generally not subject to Section 409A and are governed by more liberal distribution provisions that were in effect prior to the passage of Section 409A. For example, a participant may withdraw these grandfathered amounts at any time, subject to a withdrawal penalty of ten percent, or may annually change the payment elections for these grandfathered amounts.

Potential Payments Upon Termination or Change in Control

In this section, we discuss the nature and estimated value of payments and benefits we would provide to our named executive officers in the event of termination of employment or a change in control. The amounts described in this section are what would be due under our named executive officers’ employment agreements and our compensation and benefit plans and agreements if employment had terminated or a change in control had occurred on December 31, 2009. The types of termination situations include a voluntary termination by the executive, with and without good reason, a termination by us either for cause or not for cause and termination in the event of disability or death. We also describe the estimated payments and benefits that would be provided upon a change in control without a termination of employment. The actual payments and benefits that would be provided would be based on the named executive officers’ compensation and benefit levels at the time of the termination of employment or change in control and the value of accelerated vesting of stock-based awards would depend on the value of the underlying stock.

For each type of employment termination, the named executive officers would be entitled to benefits that are available generally to our domestic salaried employees, such as distributions under our 401(k) savings plan, certain disability benefits and accrued vacation. We have not described or provided an estimate of the value of any payments or benefits under plans or arrangements that do not discriminate in scope, terms or operation in favor of a named executive officer and that are generally available to all salaried employees. In addition to these generally available plans and arrangements, Mr. Kennedy had benefits under a life insurance plan and a supplemental executive retirement plan. These plans, and Mr. Kennedy’s benefits under them, are discussed in the Compensation Discussion & Analysis section, the Pension Benefits table and the Nonqualified Deferred Compensation table and accompanying narratives.

Potential Payments under Employment Agreements

As discussed previously, we have entered into employment agreements with each of our named executive officers. These agreements contain provisions for the payment of severance benefits following certain termination events. Following is a summary of the payments and benefits our named executive officers would receive in connection with various employment termination scenarios under their employment agreements in effect on December 31, 2009.

If a named executive officer’s employment is terminated for any reason, we will pay any earned but unpaid base salary and any expense reimbursement payments owed and any earned but unpaid annual bonus payments relating to the prior year, which we refer to as “accrued obligations.” Additionally, if a named executive officer’s employment is terminated other than due to death and the termination is by us for any reason other than for cause or the executive’s disability, or by the executive for good reason, then the executive is entitled to receive:

•	a prorated annual bonus, based on the actual bonus that would have been earned in the year of termination had the executive still been employed,

•	in the case of Mr. Foley, a lump sum payment equal to the sum of (A) the product of (x) his annual base salary and the highest annual bonus paid within the prior three years (or, if higher, the target annual bonus for the year in which the termination occurs) and (y) if the date of termination occurs (1) during the period from the completion of the Metavante merger through the first annual anniversary of the completion of the merger, three; (2) between the first and second anniversaries of the completion of the merger, two; or (3) following the second anniversary of the completion of the Metavante merger, one; and (B) to the extent unpaid, the cash retention award of $1.4 million,

•	in the case of Mr. Kennedy, a lump sum payment equal to the product of (x) Mr. Kennedy’s (1) annual base salary and (2) target bonus opportunity in the year in which the termination of employment occurs and (y) a fraction, the numerator of which is the number of days remaining in the employment term and the denominator of which is 365,

•	in the case of the other named executive officers, a lump sum payment equal to 300% of the sum of the executive’s (1) annual base salary and (2) the highest annual bonus paid to the executive within the three years preceding his termination or, if higher, the target bonus opportunity in the year in which the termination of employment occurs,

•	in the case of Messrs. Foley and Kennedy, immediate vesting and/or payment of all equity awards,

•	in the case of Messrs. Martire and Hayford, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms, and all stock options remain exercisable for five years following termination or, if sooner, until the end of the option term,

•	in the case of Messrs. Scanlon, Norcross and Sanchez, immediate vesting and/or payment of all equity awards other than performance awards, which vest pursuant to their express terms,

•	COBRA coverage (so long as the executive pays the premiums) for a period of three years or, if earlier, until eligible for comparable benefits from another employer, plus a lump sum cash payment equal to the sum of thirty-six monthly COBRA premium payments, and

•	with respect to Messrs. Foley, Kennedy, Martire, Scanlon, Norcross and Sanchez, the right to convert any life insurance into an individual policy, plus a lump sum cash payment equal to thirty-six months of premiums.

If employment terminates due to death or disability, the following would be provided:

•	any accrued obligations,

•	a prorated annual bonus based on the target annual bonus opportunity in the year in which the termination occurs or the prior year if no target annual bonus opportunity has yet been determined,

•	the unpaid portion of the executive’s annual base salary for the remainder of the employment term,

•	in the case of Mr. Foley, payment of any unpaid portion of the cash retention payment,

•	in the case of Messrs. Foley and Kennedy, immediate vesting and/or payment of outstanding equity awards,

•	in the case of Mr. Scanlon, immediate vesting and/or payment of outstanding equity awards granted before the Metavante merger, and

•	in the case of Messrs. Martire and Hayford, immediate vesting and/or payment of outstanding equity awards, and options will remain outstanding for five years following the termination date or, if sooner, until the end of the option term.

In addition, the employment agreements provide for supplemental disability insurance sufficient to provide at least 2/3 of the executive’s pre-disability base salary. For purposes of the agreements, an executive will be deemed to have a “disability” if he is entitled to receive long-term disability benefits under our long-term disability plan.

In the case of Mr. Foley and Mr. Kennedy, if the executive’s employment terminates due to his resignation without good reason or our termination of his employment for cause, the following would be provided:

•	in the case of a resignation without good reason, a prorated annual bonus based on target bonus in the year in which the termination occurred,

•	in the case of Mr. Foley, vesting of equity awards, except that equity awards, other than the retention restricted stock unit award, granted on or after the effective date of the Metavante merger would not vest upon a termination for cause, and

•	in the case of Mr. Kennedy, vesting of equity awards, except that those equity awards granted on or after the effective date of the Metavante merger would not vest upon a termination for cause.

If Mr. Scanlon’s employment terminates due to his resignation without good reason or our termination of him for cause, Mr. Scanlon would be entitled to vesting of equity awards that were granted prior to the effective date of the Metavante merger.

Under each of the employment agreements, “cause” means the executive’s:

•	persistent failure to perform duties consistent with a commercially reasonable standard of care,

•	willful neglect of duties,

•	conviction of, or pleading nolo contendere to, criminal or other illegal activities involving dishonesty,

•	material breach of the employment agreement, and in the case of Messrs. Scanlon, Norcross and Sanchez, material breach of our business policies, accounting practices or standards of ethics, or

•	impeding or failing to materially cooperate with an investigation authorized by our board.

The employment agreements define “good reason” as:

•	a material diminution in the executive’s position or title or the assignment of duties materially inconsistent with the executive’s position,

•	a material diminution in the executive’s annual base salary or annual bonus opportunity,

•	our material breach of any of our obligations under the employment agreement,

•	except with respect to Messrs. Scanlon, Norcross and Sanchez, within six (6) months immediately preceding or within two (2) years immediately following a change in control: (A) a material adverse change in the executive’s status, authority or responsibility; (B) a material adverse change in the position to whom the executive reports, including, if applicable, a requirement that the executive no longer report directly to the board of directors, or, in the case of Mr. Foley, to the executive’s service relationship or the conditions under which the executive performs his duties as a result of such reporting structure change, (C) a material diminution in the budget over which the executive has managing authority; or (D) a material change in the geographic location of the executive’s principal place of employment,

•	in the case of Messrs. Scanlon, Norcross and Sanchez, a material adverse change in the position to whom the executive reports or a material diminution in the managerial authority, duties or responsibilities of the person in that position, or a material change in the geographic location of the executive’s principal place of employment,

•	in the case of Mr. Norcross, our giving him notice of our intent not to extend the term of his agreement at any time during the one year period following a change in control or our failure to obtain the assumption of his employment agreement by any successor, or

•	in the case of Mr. Martire, removal of the executive from his position as a director or the failure of the board of directors to nominate him as a director.

To qualify as a “good reason” termination, the executive must provide notice of the termination within 90 days of the date he first knows the event has occurred, or, with if applicable with respect to Messrs. Foley, Kennedy, Martire and Hayford, if the event predates a change in control, within 90 days of the change in control. We have 30 days to cure the event.

Except with respect to Mr. Norcross, where applicable, the employment agreements define “change in control” as:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger or consolidation in which FIS is not the surviving entity, unless our shareholders immediately before the transaction hold more than 50% of the combined voting power of the resulting corporation after the transaction,

•	a reverse merger in which FIS is the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately before the merger,

•	during any period of two consecutive years during the employment term, a change in the majority of our board, unless the changes are approved by 2/3 of the directors then in office,

•	a sale, transfer or other disposition of our assets that have a total fair market value equal to or more than 1/3 of the total fair market value of all of our assets immediately before the sale, transfer or disposition, other than a sale, transfer or disposition to an entity (1) which immediately after the sale, transfer or disposition owns 50% of our voting stock or (2) 50% of the voting stock of which is owned by us after the sale, transfer or disposition, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of FIS.

Mr. Norcross’s employment agreement defines “change in control” as a change in the ownership or effective control of FIS or a change in control of a substantial portion of the assets of FIS within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

Each executive’s employment agreement also provides that, if payments or benefits to be provided to the executive in connection with his termination of employment would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the executive may elect to reduce any payments or benefits to an amount equal to one dollar less than the amount that would be considered a parachute payment under Section 280G of the Internal Revenue Code. The agreements do not provide for any excise tax gross-up payments.

The agreements also provide us and our shareholders with important protections and rights, including the following:

•	severance benefits under the agreements are conditioned upon the executive’s execution of a full release of FIS and related parties, thus limiting our exposure to lawsuits from the executive,

•	except with respect to Mr. Norcross, during his employment with us and in the one year period following termination of employment, the executive is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause or, except with respect to Mr. Scanlon, by him for good reason or the termination is not due to our decision not to extend the employment agreement term,

•	in the case of Mr. Norcross, during his employment with us and in the one year period following termination of employment, he is prohibited from competing with us and from soliciting our customers, suppliers or employees on behalf of a competitor, unless his employment is terminated by us without cause, or by him for good reason, unless the “good reason” event was our giving him notice of our intent not to extend his term at any time during the one year period following a change in control or our failure to obtain assumption of his agreement by a successor (however if the other “good reason” events specified in Mr. Norcross’s employment agreement occurred within one year of our change in control, he will be subject to the non-competition and non-solicitation prohibition), and

•	the executive is prohibited during employment and at all times thereafter from sharing confidential information and trade secrets.

Potential Payments under Stock Plans

In addition to the post-termination rights and obligations provided in the employment agreements, our stock incentive plans, including the omnibus plan, the Metavante plan, the Certegy plan, the assumed FNF stock plans and the Former FIS plan, provide for the potential acceleration of vesting and, if applicable, payment of equity awards in connection with a change in control. Under the omnibus plan, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. Under the Metavante plan, except as otherwise provided in an award agreement, if the participant’s employment is terminated by us other than for cause within two years after our change in control, all outstanding awards become immediately vested, except that performance based awards will vest at target levels. Under the Certegy plan, a participant’s award agreement may specify that upon the occurrence of a change in control, outstanding stock options will become immediately exercisable and any restriction imposed on restricted stock or restricted stock units will lapse. The stock option award agreements held by our named executive officers provide for accelerated vesting upon a change in control. Under the assumed FNF stock plans, outstanding options become immediately exercisable and any restrictions imposed on restricted stock lapse upon a change in control. The Former FIS plan provides that a participant’s award agreement may provide for accelerated vesting on a change in control. It further provides that if we are consolidated with or acquired by another entity in a merger, sale of all or substantially all of our assets or otherwise, or in the event of a change in control, the treatment of the stock options is determined by the merger or consolidation agreement, which may provide for, among other things, accelerated vesting of stock options. The named executive officers’ restricted stock award agreements also provide that their awards vest upon termination of their employment by reason of death or disability or upon termination of employment by us without cause, except that 2009 awards that contain performance vesting conditions only vest if the performance conditions have been satisfied as of the date of death or disability.

For purposes of the omnibus plan, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of 25% or more of our voting power,

•	consummation of a reorganization, merger, consolidation or sale of all or substantially all of our assets, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 50% of our then outstanding shares, (ii) no person, entity or group beneficially owns 25% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	during any period of two consecutive years, the individuals who, at the beginning of such period, constitute our board of directors cease for any reason to constitute at least a majority of the board of directors, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

For purposes of the Certegy plan, the term “change in control” means the occurrence of any of the following events:

•	the accumulation by any person, entity or group of 20% or more of our combined voting power,

•	consummation of a reorganization, merger or consolidation, which we refer to as a “business combination” of FIS, unless, immediately following such business combination, (i) the persons who were the beneficial owners of our voting stock immediately prior to the business combination beneficially own more than 66 2/3% of our then outstanding shares, (ii) no person, entity or group beneficially owns 20% or more of the then outstanding shares of common stock of the entity resulting from that business combination, and (iii) at least a majority of the members of the board of directors of the entity resulting from the business combination were members of our incumbent board,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the complete liquidation or dissolution of our company.

For purposes of the Metavante plan, the term “change in control” means, with respect to awards granted on or after the Merger: (i) the definition of change of control contained in the award agreement or (ii) in the case of an award the award agreement of which does not define change of control, a “change in control” as defined in the omnibus plan.

For purposes of the assumed FNF stock plans, the term “change in control” means the occurrence of any of the following events:

•	an acquisition by an individual, entity or group of more than 50% of our voting power,

•	a merger in which we are not the surviving entity, unless our shareholders immediately prior to the merger hold more than 50% of the combined voting power of the resulting corporation after the merger,

•	a reverse merger in which we are the surviving entity but in which more than 50% of the combined voting power is transferred to persons different from those holding the securities immediately prior to such merger,

•	a sale or other disposition of all or substantially all of our assets, or

•	our shareholders approve a plan or proposal for the liquidation or dissolution of FIS.

Potential Death Benefits

In addition to the death benefits provided under the employment agreements, Mr. Kennedy’s designated beneficiaries would be entitled to death benefits under a life insurance arrangement that we assumed in the Certegy Merger. Mr. Kennedy’s death benefit under this arrangement is $5,000,000.

Estimated Payments and Benefits upon Termination of Employment

Our estimate of the cash severance amounts that would be provided to the named executive officers assumes that their employment terminated December 31, 2009. The severance amounts do not include a prorated 2009 annual incentive since the named executive officers would have been paid based on their service through the end of the year and therefore would have received the amount whether or not the termination occurred. Any cash severance payments would be paid in a lump sum following the termination of employment.

For a termination of employment by us not for cause or a termination by the executive for good reason, the following payments would be made under the named executive officers’ employment agreements: Mr. Foley $11,815,700; Mr. Kennedy $2,723,618; Mr. Martire $7,765,740; Mr. Hayford $4,966,740; Mr. Scanlon $3,734,700; Mr. Norcross $6,064,740; and Mr. Sanchez $5,822,700.

Upon a termination of these executives’ employment due to death or disability, the following payments would have been made: Mr. Foley $2,912,500; Mr. Kennedy $5,873,973; Mr. Martire $2,750,000; Mr. Hayford 1,718,750; Mr. Scanlon $1,237,500; Mr. Norcross $1,787,500; and Mr. Sanchez $1,691,250. The amount shown for Mr. Kennedy includes the $5,000,000 death benefits provided under the life insurance arrangement described above.

Estimated Equity Values

As disclosed in the Outstanding Equity Awards at Fiscal Year-End table, the named executive officers had outstanding unvested stock options and restricted stock awards as of December 31, 2009.

Except with respect to the termination events set forth below, all unvested stock options and restricted stock awards would expire at the employment termination date. The following estimates are based on a stock price of $23.44 per share, which was the closing price of our common stock on December 31, 2009. The stock option amounts reflect the excess of this share price over the exercise price of the unvested stock options that would vest. The restricted stock amounts were determined by multiplying the number of shares that would vest by $23.44.

The estimated value of the stock options held by the named executive officers that would vest upon a change in control or a termination of each executive’s employment without cause or by the executives for good reason would be as follows: Mr. Foley $3,893,994; Mr. Kennedy $4,642,381; Mr. Martire $3,009,049; Mr. Hayford $2,381,764; Mr. Scanlon $1,708,909; Mr. Norcross $3,248,697; and Mr. Sanchez $1,589,634. The estimated value of restricted stock awards held by the named executive officers that would vest upon a change in control would be as follows: Mr. Foley $9,943,178; Mr. Kennedy $58,600; Mr. Martire $3,881,734; Mr. Hayford $2,068,814; Mr. Scanlon $281,280; Mr. Norcross $3,476,926; and Mr. Sanchez $1,597,811.

The estimated value of the stock options held by the named executive officers that would vest upon a termination due to death or disability would be as follows: Mr. Foley $3,893,994; Mr. Kennedy $4,642,381; Mr. Martire $3,009,049; Mr. Hayford $2,381,764; and Mr. Scanlon $1,637,709. The estimated value of restricted stock awards held by the named executive officers that would vest upon a termination due to death or disability would be as set forth above. The estimates assume that the 2009 restricted stock awards’ performance goals were achieved.

In the case of Messrs. Foley, Kennedy and Scanlon, upon a termination by us for cause, the estimated value of stock options that would vest upon termination of employment would be as follows: Mr. Foley $3,560,244; Mr. Kennedy $4,628,319; and Mr. Scanlon $1,637,709. Upon a termination by us for cause, the estimated value of restricted stock awards that would vest upon termination of employment would $8,583,658 for Mr. Foley.

In the case of Messrs. Foley, Kennedy and Scanlon, upon a termination by the executive without good reason, the estimated value of stock options that would vest upon termination of employment would be as follows: Mr. Foley $3,893,994; Mr. Kennedy $4,642,381; and Mr. Scanlon $1,637,709. Upon a termination by the executive without good reason, the estimated value of restricted stock awards that would vest upon termination of employment would be as follows: Mr. Foley $9,943,178; and Mr. Kennedy $58,600.

Mr. Kennedy and the Company mutually agreed that, effective as of February 28, 2010, Mr. Kennedy would no longer serve as an executive officer and director of the Company and its subsidiaries and that his employment agreement would be terminated. We agreed to pay Mr. Kennedy $2,481,667 and vest 509,166 stock options as payment in full of all amounts due and owing to him under the employment agreement and in connection with his change in status. Mr. Kennedy will remain a non-executive employee and will be available for consulting.

Compensation Committee Interlocks and Insider Participation

The compensation committee is currently composed of Richard N. Massey (Chair), James C. Neary and David K. Hunt. During fiscal year 2009, no member of the compensation committee was a former or current officer or employee of FIS or any of its subsidiaries. In addition, during fiscal year 2009, none of our executive officers served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the compensation committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on our board.

Discussion of our Compensation Policies and Practices as They Relate to Risk Management

We reviewed our compensation policies and practices for all employees, including our named executive officers, and determined that our compensation programs are not reasonably likely to have a material adverse effect on our company. In conducting the analysis, we reviewed the structure of our executive, non-officer and sales commission incentive programs and the internal controls and risk abatement processes that are in place for each program. We also reviewed data compiled across our corporate, sales and marketing, financial solutions, global commercial, payment solutions and international solutions segments relative to total revenue, total compensation expenses and variable compensation expenses.

We believe that several design features of our executive compensation program mitigate risk. We set base salaries at levels that provide our employees with assured cash compensation that is appropriate to their job duties and level of responsibility and that, when taken together with incentive awards, motivate them to perform at a high level without encouraging inappropriate risk taking to achieve a reasonable level of secure compensation.

With respect to our executives’ incentive opportunities, we believe that our use of measurable corporate financial performance goals, multiple performance levels and minimum, target and maximum achievable payouts, together with the compensation committee’s discretion to reduce awards, serve to mitigate excessive risk-taking. The risk of overstatement of financial figures to which incentives are tied is mitigated by the compensation committee’s review and approval of the awards and payments under the awards, the potential claw-back if required under the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer, and the internal and external review of our financials. We also believe that our balance of stock options and restricted stock and use of multi-year vesting schedules in our long-term incentive awards encourages recipients to deliver incremental value to our shareholders and aligns their interests with our sustainable long-term performance, thereby mitigating risk. In addition, in 2009 we increased required stock ownership multiples for some of our executives and included stock retention requirements in our restricted stock awards, both of which help to align our executives, interests with our long-term performance and mitigate risk.

With respect to our non-officer incentive program, we believe that our use of measureable corporate financial performance goals and maximum payouts serve to mitigate excessive risk-taking. The risk of overstatement of financial figures or individual goals is mitigated by the fact that the awards and payments under the awards are subject to internal review and approval and that numbers must tie to audited financial statements.

Our sales commission incentive program is based on revenue generation and new sales contract value, which are critical to our performance. With respect to our sales commission incentive program, we believe that our detailed individual sales planning, tracking and review by the finance manager, and identification and review of outliers mitigates excessive risk taking. In addition, the sales commission incentive program is subject to several levels of review and approval and numbers must tie to audited financial statements.

Director Compensation

Directors who are our salaried employees receive no additional compensation for services as a director or as a member of a committee of our board. In 2009, all non-employee directors received an annual retainer of $65,000, payable quarterly, plus $2,000 for each board meeting he attended and $1,500 for each committee meeting he attended in the first and second quarter then increasing to $2,000 in the third and fourth quarter. The chairman and each member of the audit committee received an additional annual fee (payable in quarterly installments) of $24,500 and $13,500, respectively, for their service on the audit committee. The Chairman and each member of the compensation committee and the corporate governance and nominating committee received an additional annual fee (payable in quarterly installments) of $15,000 and $6,000, respectively, for their service on such committees. In addition, each director received a long-term incentive award of 15,800 options and restricted stock award of 2,500 shares. The options were granted under the omnibus plan, have a seven-year term, have an exercise price equal to the fair market value of a share of the date of grant, and vest proportionately each year over three years from the date of grant based upon continued service on our board. The restricted stock award vests over three years and is subject to certain synergy cost savings goals which must be achieved prior to the annual vesting. We also reimburse each non-employee director for all reasonable out-of-pocket expenses incurred in connection with attendance at board and committee meetings. Finally, each member of our board is eligible to participate in our deferred compensation plan to the extent he elects to defer any board or committee fees.

In addition, Mr. Hughes and Mr. Hunt participate in Certegy’s Deferred Compensation Plan for non-employee directors, or the non-employee director plan. Under the plan, participants may defer and be deemed to invest up to 100% of their director’s fees in either a phantom stock fund representing our common stock or in an interest bearing account. All deferred fees are held in our general funds and are paid in cash. Both Mr. Hughes and Mr. Hunt deferred fees through December 31, 2006 and elected to invest those fees in the Company’s phantom stock fund under the plan. Dividends on the phantom shares held in the non-employee director plan are reinvested in additional phantom shares. In general, deferred amounts are not paid until after the director terminates service on our board of directors, at which time he will be paid either in a lump sum or in annual payments over not more than ten years, as elected by the director.

The following table sets forth information concerning the compensation of our directors for the fiscal year ending December 31, 2009:

	Fees Earned
	or Paid		Option	All Other
	in Cash	Stock Awards	Awards	Compensation	Total
Name	($)(1)	($)	($)(2)(3)	($)	($)

Robert M. Clements*	39,500	—	—	—	39,500
Thomas M. Hagerty	99,250	56,375	111,074	—	266,699
Keith W. Hughes	127,000	56,375	111,074	—	294,449
David K. Hunt	141,500	56,375	111,074	—	308,949
Stephan A. James	27,250	56,375	111,074	—	194,699
Richard N. Massey	127,750	56,375	111,074	—	295,199
James Neary	29,500	56,375	111,074	—	196,949

*	This director stepped down as a director of FIS in May 2009.

(1)	Represents portions of annual board and committee retainers which directors elected to receive in cash and meeting fees.

(2)	Represents the grant date fair value of stock awards granted during 2009 and calculated in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 17 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(3)	The aggregate number of shares subject to option awards outstanding on December 31, 2009 for each director was as follows: 101,394 for Mr. Hagerty; 78,884 for Mr. Hughes; 78,884 for Mr. Hunt; 33,620 for Mr. James; 78,884 for Mr. Massey; and 34,025 for Mr. Neary.

CORPORATE GOVERNANCE AND RELATED MATTERS

Corporate Governance Policy

Our board approved our amended and restated set of Corporate Governance Guidelines in February 2008. Our Corporate Governance Guidelines are intended to provide, along with the charters of the committees of our board, a framework for the functioning of our board and its committees and to establish a common set of expectations as to how our board should perform its functions. The Corporate Governance Guidelines address, among other things, the composition of our board, the selection of directors, the functioning of our board, the committees of our board, the evaluation and compensation of directors and the expectations of directors, including ethics and conflicts of interest. The Corporate Governance Guidelines specifically provide that a majority of the members of our board must be independent directors who our board has determined have no material relationship with us and who otherwise meet the independence criteria established by the New York Stock Exchange, or NYSE, and any other applicable independence standards. The board reviews these guidelines and other aspects of our governance at least annually. A copy of our Corporate Governance Guidelines is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 63.

Code of Business Conduct and Ethics

On February 13, 2008, our Board adopted an amended and restated Code of Business Conduct and Ethics, or Code of Conduct, which is applicable to all our directors, officers and employees. The purpose of the Code of Conduct is to: (i) promote honest and ethical conduct, including the ethical handling of conflicts of interest; (ii) promote full, fair, accurate, timely and understandable disclosure; (iii) promote compliance with applicable laws and governmental rules and regulations; (iv) ensure the protection of our legitimate business interests, including corporate opportunities, assets and confidential information; and (v) deter wrongdoing. Our reputation for integrity is one of our most important assets and each of our employees and directors is expected to contribute to the care and preservation of that asset. Any waiver of or amendments to the Code of Conduct with respect to the CEO or any Senior Financial Officer must be approved by the Audit Committee of the Board of Directors, and will be promptly disclosed to the extent required under applicable law, rule or regulation.

Our Code of Conduct is available for review on the Investor Relations page of our website at www.fisglobal.com. Shareholders may also obtain a copy of the Code of Conduct by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 63.

The Board

Our board met eight times in 2009, of which four were regularly scheduled meetings and four were unscheduled meetings. All directors attended at least 75% of the meetings of our board and of the committees on which they served during 2009. Our non-management directors also met periodically in executive sessions without management. Prior to October 2009, in accordance with our corporate governance guidelines, at each meeting a non-management member of our board was designated by the other non-management directors to preside as the lead director during that session. We do not, as a general matter, require our board members to attend our annual meeting of shareholders, although each of our directors is encouraged to attend our 2010 annual meeting. During 2009, two members of our board attended the annual meeting of shareholders.

Director Independence

Six of the eight members of our board are non-employees. At its meeting on February 3, 2010, our board determined that five of the non-employee members of our board (i.e., Keith W. Hughes, David K. Hunt, Stephan A. James, Richard N. Massey and James C. Neary) are independent under the criteria established by the NYSE and our corporate governance guidelines. Additionally, under these standards, at its meeting on February 10, 2009, the board determined that Robert M. Clements, who was our director and a member of our Audit Committee until May 2009, was independent.

Committees of the Board

Our board has four standing committees, namely an audit committee, a compensation committee, a corporate governance and nominating committee and an executive committee. The charter of each of the audit, compensation and corporate governance and nominating committee is available on the Investor Relations page of our website at

www.fisglobal.com. Shareholders also may obtain a copy of any of these charters by writing to the Corporate Secretary at the address set forth under “Available Information” beginning on page 63.

Corporate Governance and Nominating Committee

The members of the corporate governance and nominating committee are Keith W. Hughes (Chair), Richard N. Massey and James Neary. Each of Messrs. Hughes, Massey and Neary was deemed to be independent by our board, as required by the NYSE. The corporate governance and nominating committee met two times in 2009. The primary functions of the corporate governance and nominating committee, as identified in its charter, are to identify and recommend to the board qualified individuals to be nominated for election as directors, to advise and assist the board with respect to corporate governance matters and to oversee the evaluation of the board and management.

To fulfill these responsibilities, the committee periodically assesses the collective requirements of our board and makes recommendations to our board regarding its size, composition and structure. In determining whether to nominate an incumbent director for reelection, the corporate governance and nominating committee evaluates each incumbent director and director candidate in light of the committee’s assessment of the talents, skills and other characteristics needed to ensure the effectiveness of the board.

When a need for a new director to fill a new board seat or vacancy arises, the committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, including engaging director search firms. The committee reviews the qualifications of each candidate. Final candidates are generally interviewed by one or more committee members. The committee makes a recommendation to our board based on its review, the results of interviews with the candidate and all other available information. The board makes the final decision on whether to invite the candidate to join our board, which is extended through the Chair of the corporate governance and nominating committee and the Executive Chairman of our board.

The corporate governance and nominating committee reviews and develops criteria for the selection of qualified directors. At a minimum, a director should have high moral character and personal integrity and the ability to devote sufficient time to carry out the duties of a director, should have demonstrated accomplishment in his or her field and should be at least 21 years of age. In addition to these minimum qualifications in evaluating candidates, the members of the corporate governance and nominating committee may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate, taking into account the then-current composition of our board. These factors may include whether the candidate is independent and able to represent the interests of the Company and its shareholders as a whole; a candidate’s personal qualities and characteristics, accomplishments and reputation in the business community; a candidate’s professional and educational background, reputation, industry knowledge and business experience, and the relevance of those characteristics to us and our board; the candidate’s ability to fulfill the responsibilities of a director and member of one or more of our standing board committees; the candidate’s other board of directors and committee commitments; and whether the candidate is financially literate or a financial expert. Candidates are also considered in the context of the current composition of the board of directors, including the mix of talents, skills and other characteristics needed to maintain our board’s effectiveness, as well as the diversity of viewpoints, background, experience and other demographics of our board, with the goal of creating a balance of knowledge, experience and diversity on our board.

The corporate governance and nominating committee will consider qualified candidates for director nominated by our shareholders. The corporate governance and nominating committee applies the same criteria in evaluating candidates nominated by shareholders as in evaluating candidates recommended by other sources. To date, no director nominations have been received from shareholders. Nominations of individuals for election to our board at any meeting of shareholders at which directors are to be elected may be made by any of our shareholders entitled to vote for the election of directors at that meeting by complying with the procedures set forth in Section 1.12 of our Bylaws. Section 1.12 generally requires that shareholders submit nominations by written notice to the Corporate Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204 setting forth certain prescribed information about the nominee and the nominating shareholder. Section 1.12 also requires that the nomination notice be submitted a prescribed time in advance of the meeting. See “Shareholder Proposals” elsewhere in this proxy statement.

Audit Committee

The members of the audit committee are David K. Hunt (Chair), Keith W. Hughes and Stephan A. James. The board has determined that each of the audit committee members is financially literate and independent as required by the rules of the SEC and the NYSE, and that each of the members is an audit committee financial expert, as defined by the rules of the SEC. The audit committee met eight times in 2009. As set forth in its charter, our audit committee is responsible for:

•	appointing, compensating and overseeing our independent registered public accounting firm;

•	overseeing the integrity of our financial statements and our compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) we receive concerning accounting controls or auditing issues;

•	approving any significant non-audit relationship with, and any audit and non-audit services provided by, our independent registered public accounting firm;

•	discussing earnings press releases and financial information provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors; and

•	producing an annual report for inclusion in our proxy statement, in accordance with applicable rules and regulations.

The audit committee is a separately-designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended.

Report of the Audit Committee

The audit committee of our board submits the following report on the performance of certain of its responsibilities for the year 2009:

The primary function of our audit committee is oversight of (i) the quality and integrity of our financial statements and related disclosure, (ii) our compliance with legal and regulatory requirements, (iii) the independent registered public accounting firm’s qualifications and independence, and (iv) the performance of our internal audit function and independent registered public accounting firm. Our audit committee acts under a written charter, which was adopted by the audit committee and subsequently approved by our board. We review the adequacy of our charter at least annually. Our audit committee is comprised of the three directors named below, each of whom has been determined by our board to be independent as defined by NYSE independence standards. In addition, our board has determined that each of the members of our audit committee is an audit committee financial expert, as defined by SEC rules.

In performing our oversight function, the audit committee reviewed and discussed with management and KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm, the audited financial statements of FIS as of and for the year ended December 31, 2009. Management and KPMG reported to us that the Company’s consolidated financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of FIS and its subsidiaries in conformity with U.S. generally accepted accounting principles. We also discussed with KPMG matters covered by the Statement on Auditing Standards No. 61 (Communication With Audit Committees), as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the audit committee concerning independence, and have discussed with them their independence. In addition, we have considered whether KPMG’s provision of non-audit services to the Company is compatible with their independence.

Finally, we discussed with FIS’s internal auditors and KPMG the overall scope and plans for their respective audits. We met with KPMG during each audit committee meeting. Our discussions with them included the results of their examinations, their evaluations of FIS’s internal controls and the overall quality of FIS’s financial reporting. Management was present for some, but not all, of these discussions.

Based on the reviews and discussions referred to above, we recommended to our Board that the audited financial statements referred to above be included in FIS’s Annual Report on Form 10-K for the year ended December 31, 2009 and that KPMG be appointed independent registered public accounting firm for FIS for 2010.

In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation and fair presentation of FIS’s financial statements and for maintaining effective internal control. Management is also responsible for assessing and maintaining the effectiveness of internal control over the financial reporting process and adopting procedures that are reasonably designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing FIS’s annual financial statements and expressing an opinion as to whether the statements are fairly stated in all material respects in conformity with U.S. generally accepted accounting principles. The independent registered public accounting firm performs its responsibilities in accordance with the standards of the Public Company Accounting Oversight Board. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts under the Exchange Act in either of those fields or in auditor independence.

The foregoing report is provided by the following independent directors, who constitute the committee:

AUDIT COMMITTEE

David K. Hunt (Chair)
Keith W. Hughes
Stephan A. James

Compensation Committee

The members of the compensation committee are Richard N. Massey (Chair), David K. Hunt and James C. Neary. Each of Messrs. Massey, Hunt and Neary was deemed to be independent by our board, as required by the NYSE. The compensation committee met eight times in 2009. The primary functions of the compensation committee, as described in its charter, include overseeing the development and implementation of our compensation and benefit plans and programs, including those relating to compensation for our executive officers; overseeing compliance with regulatory requirements with respect to compensation matters; and evaluating the performance of our chief executive officer.

For more information regarding the responsibilities of the compensation committee, please refer to the section of this proxy statement entitled “Compensation Discussion and Analysis and Executive and Director Compensation” beginning on page 13.

Executive Committee

The members of the executive committee are William P. Foley, II (Chair) and Frank R. Martire. The executive committee did not meet in 2009. Subject to limits under state law, the executive committee may invoke all of the power and authority of our board in the management of FIS.

Board Leadership Structure and Role in Risk Oversight.

We separate the positions of CEO and Chairman of the Board in recognition of the differences between the two roles. In October 2009, our Board of Directors adopted a Charter of Lead Independent Director and appointed one of our independent directors, Richard N. Massey, as the Lead Director. The responsibilities of the Lead Director are to:

•	preside at meetings of the board of directors in the absence of, or upon the request of, the Chairman;

•	call and preside over all executive meetings of non-employee directors and independent directors and report to the board, as appropriate, concerning such meetings;

•	review board meeting agendas and schedules in collaboration with the Chairman and recommend matters for the board to consider and information to be provided to the board;

•	serve as a liaison and supplemental channel of communication between non-employee/independent directors and the Chairman without inhibiting direct communications between the Chairman and other directors;

•	serve as the principal liaison for consultation and communication between the non-employee/independent directors and stockholders;

•	advise the Chairman concerning the retention of advisors and consultants who report directly to the Board; and

•	be available to major shareholders for consultation and direct communication.

The Board considers it to be useful and appropriate to designate a Lead Director to serve in a lead capacity to coordinate the activities of the other non-employee directors and to perform such other duties and responsibilities as the Board may determine.

The Board’s role in the Company’s risk oversight process includes overseeing the activities of the Company’s Risk Management Committee and enterprise risk management program, as well as the activities of senior management related to risk management. The Risk Management Committee, which plays a key role in managing the Company’s risks, is responsible for ensuring the development and deployment of the Company’s risk management program infrastructure, coordination and conduction of risk assessments, prioritizing and reporting risks, developing risk mitigation strategies, and tracking and managing risk mitigation initiatives. The Risk Management Committee is also responsible for validating and assessing the overall effectiveness of the risk management program and activities performed by senior management to mitigate specific risks. In its oversight role, the Board verifies the risk management strategy deployed by the Company’s Risk Management Committee and reviews and approves the Company’s identified top risks and risk management plan. The Board also receives periodic risk management effectiveness reporting from the Risk Management Committee and management, as well as updates of program changes and emerging risks.

The Board also administers its risk oversight function through its committees. The Audit Committee oversees the Company’s financial reporting process, risk management program, legal and regulatory compliance, performance of the independent registered public accounting firm, internal audit function, financial and disclosure controls. The Corporate Governance and Nominating Committee considers the adequacy of the Company’s governance structures and policies. The Compensation Committee reviews and approves the Company’s compensation and other benefit plans, policies and programs and considers whether any of those plans, policies or programs creates risks that are likely to have a material adverse effect on the Company. Each committee provides reports on its activities to the full Board.

Contacting the Board

Any shareholder or other interested person who desires to contact any member of our board or the non-management members of our board as a group may do so by writing to: Board of Directors, c/o Corporate Secretary, Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204. Communications received are distributed by the Corporate Secretary to the appropriate member or members of our board.

Certain Relationships and Related Transactions

Certain Relationships with LPS and FNF

Our Chairman, William P. Foley, II, also serves as a director and the executive Chairman of the board of directors of FNF and, until his retirement on March 31, 2009, served as a director and executive Chairman of the board of directors of LPS. Mr. Foley also owns common stock, and options to buy additional common stock, of our company, as well as common stock of FNF and LPS and options to buy additional common stock of FNF. In addition to his employment agreement with us, Mr. Foley also has an employment agreement with FNF. For information regarding the stock and options held by Mr. Foley, please refer to the sections of this proxy statement entitled “Security Ownership of Certain Beneficial Owners, Directors and Management” and “Compensation Discussion and Analysis and Executive and Director Compensation.”

Lee A. Kennedy, who served as our President and Chief Executive Officer until October 2009, and as our Executive Vice Chairman and director until March 2010, also serves as the Executive Chairman of LPS. As a result, LPS was a related party until March 1, 2010.

In addition to Messrs. Foley and Kennedy, our directors Thomas M. Hagerty and Richard N. Massey also serve as directors of FNF. We refer to these directors as the dual-service directors. For their services as our director, each of the dual-service directors receives compensation from us, in addition to any compensation that they may receive from FNF. Each of the dual-service directors also owns common stock, and options to buy additional common stock, of both our company and of FNF.

Brent B. Bickett, who serves as our Corporate Executive Vice President, Corporate Finance, also serves as Executive Vice President, Corporate Finance for FNF. Michael L. Gravelle, who serves as our Corporate Executive Vice President, Chief Legal Officer and Corporate Secretary, also serves as Executive Vice President, General Counsel and Corporate Secretary of FNF. We refer to Messrs. Foley, Kennedy, Bickett and Gravelle as the overlapping officers. In addition to their employment agreements with us, Messrs. Bickett and Gravelle also have employment agreements with FNF and, during 2009, owned common stock, and options to buy additional common stock, of both our company and of FNF.

Arrangements with FNF and LPS

Historically, FNF has provided a variety of services to us, and we have provided various services to FNF, pursuant to agreements and arrangements between us and FNF. Some of these agreements and arrangements were entered into in connection with our separation from FNF described below, and others were already in existence prior to the separation or have been entered into since the separation from FNF.

From 2005 until the LPS spin-off, the business groups that are now part of LPS were operated by us as internal divisions or separate subsidiaries within the FIS family of companies and there were inter-company arrangements between our operations and those LPS operations for payment and reimbursement for corporate services and administrative matters as well as for services that we and LPS provided to each other in support of our respective customers and businesses. In connection with the LPS spin-off, we entered into various agreements with LPS to continue to receive and provide from and to each other these corporate administrative and other services in support of our respective customers and businesses.

Prior to 2005, the business groups within our company (including the business groups that are now part of LPS) were operated as internal divisions or separate subsidiaries within the Old FNF family of companies and there were inter-company arrangements between FNF and us pursuant to which we received and provided from and to FNF various corporate administrative and other services in support of our respective customers and businesses. In 2005, the business groups within our company (including at the time the business groups that are now part of LPS) were organized under Former FIS, which subsequently merged with and into Certegy on February 1, 2006. In connection with the reorganization in 2005 and the Certegy merger in 2006, we and Old FNF entered into various written agreements pursuant to which we and Old FNF continued to receive and provide from and to each other various corporate administrative and other services in support of our respective customers and businesses.

On November 9, 2006, we completed a merger with Old FNF, whereby Old FNF merged with and into us (the “FNF Merger”). Prior to the FNF Merger, Old FNF owned a majority of our common stock. The FNF Merger was completed after Old FNF contributed substantially all of its assets and liabilities in exchange for shares of FNF’s common stock (the “asset contribution”). The asset contribution was undertaken on October 24, 2006, and on October 26, 2006, Old FNF distributed all of the shares it acquired from FNF in connection with the asset contribution, together with certain other FNF shares, to the Old FNF shareholders in a tax-free distribution (the “FNF spin-off”). We refer to the asset contribution, the FNF spin-off and the FNF Merger collectively as the “separation from FNF.” In connection with the separation from FNF, we entered into various agreements with FNF, including a tax disaffiliation agreement, a cross-indemnity agreement, and an agreement regarding the sharing of premium expenses for certain on-going insurance policies purchased by FNF. While these agreements continue in effect, no payments for indemnification or liability have been made by us or by FNF under any of these agreements.

In connection with the separation from FNF, we also amended certain of the existing agreements regarding the corporate and administrative services provided by and to each of us. Many of these agreements were further amended in connection with the LPS spin-off, to reflect the services currently being provided to and from FNF, as well as those that would be provided by FNF to and from LPS. In addition, in connection with the LPS spin-off, we entered into new agreements with LPS pursuant to which we and LPS provide and receive certain of these corporate and administrative services. We also entered into certain agreements with LPS specifically to effectuate the LPS spin-off, including a Contribution and Distribution Agreement, Tax Disaffiliation Agreement and Employee Matters Agreement. Additionally, certain of our subsidiaries are parties to agreements directly with LPS and with FNF covering various business and operational matters.

Generally, the terms of our agreements and arrangements with LPS and with FNF have not been negotiated at arm’s length, and they may not reflect the terms that could have been obtained from unaffiliated third parties. However, other than those corporate services and similar arrangements that are priced at cost, which are likely more favorable to us as the service recipient than we could obtain from a third party, we believe that the economic terms of our arrangements with LPS and with FNF are generally priced within the range of prices that would apply in a third party transaction, and are not less favorable to us than a third party transaction would be.

Our significant agreements and arrangements with LPS and FNF are described below. None of the overlapping officers or dual-service directors receives any direct compensation or other remuneration of any kind as a result of or in connection with the various agreements with LPS or FNF and none of them has any direct interest in the agreements and arrangements with LPS or FNF.

Arrangements with LPS

Overview

There are various agreements between LPS and us, most of which were entered into in connection with the LPS spin-off. These agreements include:

•	the Contribution and Distribution Agreement;

•	the Tax Disaffiliation Agreement;

•	the corporate and transitional services agreements;

•	the interchange use and cost sharing agreements for corporate aircraft; and

•	the lease agreement for our office space in Jacksonville, Florida.

Contribution and Distribution Agreement

The Contribution and Distribution Agreement is the principal agreement relating to the LPS spin-off pursuant to which we transferred to LPS all of its operational assets and properties. Although most of LPS’s and our obligations under the Contribution and Distribution Agreement have been completed, certain obligations remain outstanding.

Access to Information.  Under the Contribution and Distribution Agreement, during the retention period (such period of time as required by a records retention policy, any government entity, or any applicable agreement or law) we and LPS are obligated to provide each other access to certain information, subject to confidentiality obligations and other restrictions. Additionally, we and LPS agree to make reasonably available to each other our respective employees to explain all requested information. We and LPS are entitled to reimbursement for reasonable expenses incurred in providing requested information. We and LPS also agree to cooperate fully with each other to the extent requested in preparation of any filings made by us or by LPS with the SEC, any national securities exchange or otherwise made publicly available. We and LPS each retain all proprietary information within each company’s respective possession relating to the other party’s respective businesses for an agreed period of time and, prior to destroying the information, each of us must give the other notice and an opportunity to take possession of the information. We and LPS agree to hold in confidence all information concerning or belonging to the other for a period of three years following the spin-off.

Indemnification.  Under the Contribution and Distribution Agreement, LPS indemnifies, holds harmless and defends us and each of our subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of the assets or properties, or the operations or conduct, of the business transferred to LPS in connection with the spin-off, whether arising before or after the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by us or any of our affiliates for LPS’s benefit;

•	Any untrue statement of, or omission to state, a material fact in our public filings to the extent it was a result of information that LPS furnished to us, if that statement or omission was made or occurred after the contribution of the assets to LPS; and

•	Any untrue statement of, or omission to state, a material fact in any of LPS’s public filings, except to the extent the statement was made or omitted in reliance upon information about us provided to LPS by us or upon information provided by any underwriter for use in any registration statement or prospectus.

We indemnify, hold harmless and defend LPS and its subsidiaries, affiliates and representatives from and against all liabilities arising out of or resulting from:

•	The ownership or operation of our assets or properties, or our operations or conduct, or those of any of our subsidiaries and affiliates (other than LPS and its subsidiaries and the business transferred to LPS), whether arising before or after the date of the contribution of the assets to LPS;

•	Any guarantee, indemnification obligation, surety bond or other credit support arrangement by LPS or any of its affiliates for our benefit;

•	Any untrue statement of, or omission to state, a material fact in any of LPS’s public filings about us or our group of companies to the extent it was as a result of information that we furnished to LPS or which was contained in our public filings; and

•	Any untrue statement of, or omission to state, a material fact in any FIS public filing, except to the extent the statement was made or omitted in reliance upon information provided to us by LPS.

The Contribution and Distribution Agreement specifies procedures with respect to claims subject to indemnification and related matters and provides for contribution in the event that indemnification is not available to an indemnified party. All indemnification amounts are reduced by any insurance proceeds and other offsetting amounts recovered by the party entitled to indemnification.

Tax Disaffiliation Agreement

In connection with the LPS spin-off, we entered into the Tax Disaffiliation Agreement with LPS, to set out each party’s rights and obligations with respect to federal, state, local, and foreign taxes for tax periods before the spin-off and related matters. Prior to the spin-off, LPS’s subsidiaries were members of the FIS consolidated federal tax return and certain LPS subsidiaries were included with our companies in state combined income tax returns. Because LPS and its subsidiaries are no longer a part of our group of companies, the Tax Disaffiliation Agreement allocates responsibility between LPS and us for filing tax returns and paying taxes to the appropriate taxing authorities for periods prior to the spin-off, subject to certain indemnification rights, which generally allocate tax costs to the company earning the income giving rise to the tax. The Tax Disaffiliation Agreement also includes indemnifications for any adjustments to taxes for periods prior to the spin-off and any related interest and penalties, and for any taxes and for any adverse consequences that may be imposed on the parties as a result of the spin-off, as a result of actions taken by the parties or otherwise.

Under the Tax Disaffiliation Agreement:

•	We will file all of our federal consolidated income tax returns, which will include LPS subsidiaries as members of our group of companies through the spin-off date. We will pay all the tax due on those returns, but LPS will indemnify us for the portion of the tax that is attributable to LPS’s income and that of its subsidiaries.

•	We will share responsibility with LPS for filing and paying tax on combined state returns that include both our companies and LPS group companies. LPS will file the return and pay the tax when one of its subsidiaries has the responsibility under applicable law for filing such return. We will indemnify LPS with respect to any state income tax paid by LPS or any member of the LPS group companies that is attributable to the income of our group of companies. We will file the return and pay the tax for all other combined returns. LPS will indemnify us for any state income taxes paid by us but attributable to LPS’s income or that of its subsidiaries.

•	LPS will indemnify us for all taxes and associated adverse consequences that we incur (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if our liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of the LPS group companies or is a result of any action taken by any member of the LPS group of companies.

•	We will indemnify LPS for all taxes and associated adverse consequences that LPS incurs (including shareholder suits) associated with the spin-off, the preliminary restructuring transactions effected prior to the spin-off, or the debt-for-debt exchange if LPS’s liability for taxes and adverse consequences arising from the imposition of taxes is the result of a breach or inaccuracy of any representation or covenant of any member of our group of companies or is a result of any action taken by any member of our group of companies.

•	There are limitations on each group’s ability to amend tax returns if amendment would increase the tax liability of the other group.

Restrictions on Stock Acquisitions and Redemptions of Debt. In order to help preserve the tax-free nature of the LPS spin-off, LPS has agreed that it will not engage in any direct or indirect acquisition, issuance or other transaction involving LPS stock. In addition, LPS has agreed not to reacquire any of its debt instruments that we exchanged in the debt-for-debt exchange. These restrictions are subject to various exceptions, including that (i) LPS may engage in such transactions involving its stock or debt if LPS obtains an opinion from a nationally recognized law firm or accounting firm that the transaction will not cause the spin-off to be taxable or (ii) LPS may obtain the consent of certain of our officers to engage in such transactions.

Corporate and Transitional Services Agreements

We historically provided certain corporate services to LPS relating to general management, accounting, finance, legal, payroll, human resources, corporate aviation and information technology support services, and LPS has provided certain leased space and information technology support to us. In connection with the LPS spin-off, we entered into new agreements, including new corporate and transitional services agreements and other agreements described below, so that we and LPS can continue to provide certain of these services to each other. The pricing for the services to be provided by us to LPS, and by LPS to us, under the corporate and transitional services agreements is on a cost-only basis, with each party in effect reimbursing the other for the costs and expenses (including allocated staff and administrative costs) incurred in providing these corporate services to the other party. The corporate and transitional services terminate at various times specified in the agreements, generally ranging from 12 months to 24 months after the spin-off, but in any event generally are terminable by either party on 90 days’ notice, other than certain IT infrastructure and data processing services, for which the notice of termination may be longer. When the services under these agreements are terminated, we and LPS will arrange for alternate suppliers or hire additional employees for all the services important to our respective businesses. We received $7.7 million with respect to services provided by us to LPS, and we paid $2.4 million in respect of services provided by LPS to us, pursuant to these agreements in 2009.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

In connection with the LPS spin-off, we entered into an interchange agreement with LPS and FNF with respect to our continued use of the corporate aircraft leased or owned by LPS and FNF, and the use by FNF and LPS of the corporate aircraft leased by us. We also entered into a cost sharing agreement with FNF and LPS with respect to the sharing of certain costs relating to other corporate aircraft that is leased or owned by FNF but used by us and by LPS from time to time. These arrangements provide us with access from time to time to additional corporate aircraft that we can use for our business purposes. The interchange agreement has a perpetual term, but may be terminated at any time by any party upon 30 days’ prior written notice. The cost sharing agreement continues as to us so long as FNF owns or leases corporate aircraft used by us. Under the interchange agreement, we reimburse LPS or FNF, or LPS or FNF reimburses us, for the net cost differential of our use of the aircraft owned or leased by FNF or LPS, and their respective aggregate use of our aircraft. The interchange use and the amounts for which each of us can be reimbursed are subject to Federal Aviation Authority regulations and are the same as would apply to any third party with whom we would enter into an aircraft interchange arrangement. Under the cost sharing agreement, LPS and we each reimburse FNF for 1/3 of the aggregate net costs relating to the aircraft, after taking into account all revenues from charters and other sources. In 2009, we made aggregate payments of $0.1 million and $1.8 million to LPS and FNF, respectively, and received aggregate payments of $0.1 million and $0.4 million from LPS and FNF, respectively, under these agreements.

Lease Agreement

In connection with the LPS spin-off, we entered into a lease agreement pursuant to which we lease office space from LPS for our Jacksonville, Florida headquarters campus and LPS provides us with certain other services in connection with the office space, including telecommunications and security. This lease continues for a term of 3 years, with an option to renew. The lease provides that the rentable square footage that is leased to us may, by mutual agreement, increase or decrease from time to time during the term of the lease. The rent under this lease is calculated in the same manner and at the same rate per rentable square foot as applies to the lease of office space to FNF at LPS’s Jacksonville headquarters campus. The rent is comprised of a base rate amount equal to $4.07 per rentable square foot plus additional rent equal to our share of LPS’s operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent charged to us was $3.0 million, based upon a rate of $24.90 per rentable square foot. This rent amount may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general.

Arrangements with FNF

Overview

There are various agreements between FNF and us. These agreements include:

•	the corporate and transitional services agreement;

•	the master information technology and application development services agreement;

•	the interchange use and cost sharing agreements for corporate aircraft; and

•	the sublease agreement.

Corporate and Transitional Services Agreement

We are party to a corporate services agreement with FNF under which FNF provides to us corporate and other administrative support services, including tax services, risk management insurance services, purchasing and procurement services and travel services. In connection with the LPS spin-off, we entered into an amended corporate and transitional services agreement with FNF so that FNF can continue to provide certain of these services for us. The pricing for the services provided by FNF to us under the corporate services agreement is on a cost-only basis, so that we in effect reimburse FNF for the costs and expenses incurred in providing these corporate services to us. With certain exceptions, the corporate services agreement continues in effect as to each service covered by the agreement until we notify FNF, in accordance with the terms and conditions set forth in the agreements and subject to certain limitations, that the service is no longer requested, but in any event, the services terminate on July 2, 2010. When the services under the agreement with FNF are terminated, we will arrange for alternate suppliers or hire additional employees for all the services important to our businesses.

The exact amount paid by us to FNF under the corporate services agreement is dependent upon the amount of services actually provided in any given year. During 2009, we paid approximately $0.5 million to FNF for services rendered by FNF and its subsidiaries. There were no corporate services rendered by us to FNF or its subsidiaries.

Master Information Technology Services Agreement

We are party to a master information technology services agreement with FNF, pursuant to which we provide various services to FNF, such as IT infrastructure support and data center management. Under this agreement, FNF has designated certain services as high priority critical services required for its business. These include managed operations, network, email/messaging, network routing, technology center infrastructure, active directory and domains, systems perimeter security, data security, disaster recovery and business continuity. We agree to use reasonable best efforts to provide these core services without interruption throughout the term of the master services agreement, except for scheduled maintenance. FNF can also request services that are not specified in the agreement, and, if we can agree on the terms, a new statement of work or amendment will be executed. In addition, if requested by FNF, we will continue to provide, for an appropriate fee, services to FNF that are not specifically included in the master information technology services agreement if those services were provided to FNF by us or our subcontractors in the past.

Under this agreement, FNF is obligated to pay us for the services that FNF and its subsidiaries utilize, calculated under a specific and comprehensive pricing schedule. Although the pricing includes some minimum usage charges, most of the service charges are based on volume and actual usage, specifically related to the particular service and the complexity of the technical development and technology support provided by us. The amount we earned from FNF under this agreement during 2009 was $49.9 million.

The master information technology services agreement was amended in connection with the LPS spin-off and is effective for a term of five years from the date of the spin-off unless earlier terminated in accordance with its terms. FNF has the right to renew the agreement for two successive one-year periods, by providing a written notice of its intent to renew at least six months prior to the expiration date. Upon receipt of a renewal notice, the parties will begin discussions regarding the terms and conditions that will apply for the renewal period, and if the parties have not reached agreement on the terms by the time the renewal period commences, then the agreement will be renewed for only one year on the terms as in effect at the expiration of the initial term. FNF may also terminate the agreement or any particular statement of work or base services agreement subject to certain minimum fees and prior notice requirements, as specified for each service. In addition, if either party fails to perform its obligations under the agreement, the other party may terminate after the expiration of certain cure periods.

Interchange Use and Cost Sharing Agreements for Corporate Aircraft

For a description of this agreement, refer to the subsection above entitled “Certain Relationships and Related Party Transactions — Arrangements with LPS — Interchange Use and Cost Sharing Agreements for Corporate Aircraft.”

Sublease Agreement

We sublease from FNF a portion of the office space (including furnishings) in an office building known as “Building V” that is leased by FNF and located on the LPS Jacksonville, Florida headquarters campus. The terms and provisions of our sublease agreement mirror the management and economic effect of the terms and conditions of the lease agreement with LPS (and are the same as the terms of LPS’s lease to FNF and FNF’s sublease to LPS), so that all of the office space located at the Jacksonville corporate campus benefits from per square foot average cost pricing for the entire campus. In addition, like the LPS lease, our FNF sublease contemplates that the amount of space leased can be adjusted from time to time to reflect the parties’ evolving space needs. The sublease has a term of 3 years with rights to renew for successive one-year periods thereafter. The rent under this lease and this sublease is calculated in the same manner and at the same rate per rentable square foot as applies to our lease of office space from LPS. The rent is comprised of a base rent amount equal to $10.88 per rentable square foot plus additional rent equal to our share of our operating expenses for the entire Jacksonville headquarters campus (subject to certain exclusions). The operating expenses fluctuate from year to year and thus, the amount of the additional rent will also fluctuate. For 2009, the total rent charged to us under the sublease is $26.50 per rentable square foot. The amount of the rent may increase or decrease in future years depending on our operating expenses and the depreciation relating to the Jacksonville headquarters campus in general. In addition to our rent for office space, under the sublease we also pay rent for office furnishings for that space.

Other Related Party Arrangements

Investment Agreement with Thomas H. Lee Partners, L.P.

On October 1, 2009, pursuant to an investment agreement with Thomas H. Lee Partners, L.P. (“THL”) and FNF dated as of March 31, 2009, FIS issued and sold (a) to THL in a private placement 12.9 million shares of FIS common stock for an aggregate purchase price of approximately $200.0 million and (b) to FNF in a private placement 3.2 million shares of FIS common stock for an aggregate purchase price of approximately $50.0 million. FIS paid each of THL and FNF a transaction fee equal to 3% of their respective investments. The investment agreement provides that neither THL nor FNF may transfer the shares purchased in the investments, subject to limited exceptions, for 180 days after the closing. Contingent upon THL maintaining certain ownership levels in FIS common stock, THL has the right to designate one member to the Company’s board of directors.

Agreements with WPM, L.P.

As of October 1, 2009, WPM, L.P., a Delaware limited partnership affiliated with Warburg Pincus Private Equity IX, L.P. (collectively “Warburg Pincus”) owned 25% of the outstanding shares of Metavante common stock, and was a party to a purchase right agreement with Metavante which granted Warburg Pincus the right to purchase additional shares of Metavante common stock under certain conditions in order to maintain its interest. FIS and Warburg Pincus entered into a replacement stock purchase right agreement effective upon consummation of the merger, granting Warburg Pincus the right to purchase comparable FIS shares in lieu of Metavante shares. The purchase right agreement relates to Metavante employee stock options that were outstanding as of the date of Warburg Pincus’ initial investment in Metavante. The stock purchase right may be exercised quarterly for either (a) one-third of the number of said employee stock options exercised during the preceding quarter at one-third of the aggregate exercise price or (b) the difference between one-third of the number of said employee stock options exercised during the preceding quarter and the quotient of one-third of the aggregate exercise prices of such options exercised divided by the quoted closing price of a common share on the day immediately before exercise of the purchase right, at $.01 per share. As of October 1, 2009, approximately 7.0 million options remained outstanding that were subject to this purchase right, and approximately 0.5 million were exercised by employees during the fourth quarter of 2009.

In connection with the Metavante merger and based upon certain existing rights of WPM in respect of its investment in Metavante, WPM and FIS entered into a shareholders agreement, dated as of March 31, 2009, pursuant to which, among other things, subject to the terms and conditions of the shareholders agreement, WPM is entitled to nominate and have appointed one director to the board of directors of FIS until the earlier of (1) such time as WPM no longer holds at least 20% of the number of shares of FIS common stock received in the merger and purchased by WPM in connection with the stock purchase right agreement and (2) the tenth anniversary of the completion of the merger. The shareholders agreement also prohibits WPM from transferring the shares it receives in the merger, subject to limited exceptions, for 180 days after the completion of the merger, and after such time provides WPM with certain registration rights.

Sedgwick Master Information Technology Services Agreement

A subsidiary of a minority-owned affiliate of FNF, Sedgwick CMS Holdings (“Sedgwick”), is party to a master information technology services agreement with us. Sedgwick, a company of which FNF owns 32% of the voting capital stock, is a provider of outsourced claims management services to large corporate and public sector entities. Under this master information technology services agreement, Sedgwick receives various information technology services from us, such as IT infrastructure and network support, and data center management. The master information technology services agreement is effective until July 2011 unless earlier terminated in accordance with its terms. Sedgwick has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Sedgwick pays us for the services that it utilizes, calculated under a specific and comprehensive pricing schedule. Most of the service charges are based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Sedgwick for these services during 2009 was $40.0 million.

Certain Relationships with Ceridian Corporation

Mr. Kennedy serves as the Chief Executive Officer of Ceridian Corporation (“Ceridian”), a company in which FNF holds an approximate 33% equity interest. Ceridian is a provider of a full portfolio of services to effectively manage payroll, benefits, recruitment, health and wellness, compliance and tax filing. Ceridian is a party to a master professional services agreement with us, pursuant to which Ceridian receives certain voice and back office services, and other business process and related information technology products and services. The master professional services agreement is effective until December 31, 2014 unless earlier terminated in accordance with its terms. Ceridian has the right to renew the agreement, and either party may also terminate the agreement or any particular statement of work or base services agreement in certain circumstances. Under this agreement, Ceridian pays us for the services used, calculated under a specific and comprehensive pricing schedule. Service charges are generally based on volume and actual usage, specifically related to the particular service and support provided and the complexity of the technical analysis and technology support provided by us. The amount we received from Ceridian for these services during 2009 was $1.0 million.

Review, Approval or Ratification of Transactions with Related Persons

Our audit committee charter calls for our audit committee to review and approve all transactions to which we are a party and in which any director and/or executive officer of ours has a direct or indirect material interest (other than an interest arising solely as a result of their position as a director or executive officer of the Company). This policy covers all transactions required to be disclosed in this related party transactions section of the proxy statement. The committee makes these decisions based on its consideration of all relevant factors. The review may be before or after the commencement of the transaction. If a transaction is reviewed and not approved or ratified, the committee may recommend a course of action to be taken. The provision of our audit committee charter described above is in addition to and does not supersede any other applicable company policies or procedures, including our Code of Conduct.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors to file reports of their ownership, and changes in ownership, of the Company’s common stock with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish the Company with copies of all forms they file pursuant to Section 16 and the Company is required to report in this Proxy Statement any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2009. Based solely upon a review of these reports, we believe that during 2009, all of our directors and officers complied with the requirements of Section 16(a).

SHAREHOLDER PROPOSALS

Any proposal that a shareholder wishes to be considered for inclusion in the Proxy and Proxy Statement relating to the Annual Meeting of Shareholders to be held in 2011 must be received by the Company no later than December 16, 2010. Any other proposal that a shareholder wishes to bring before the 2011 Annual Meeting of Shareholders without inclusion of such proposal in the Company’s proxy materials must also be received by the Company no later than December 16, 2010. All proposals must comply with the applicable requirements or conditions established by the SEC and the Company’s bylaws, which require, among other things, certain information to be provided in connection with the submission of shareholder proposals. All proposals must be directed to our Corporate Secretary of the Company at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated by us as proxies in connection with the 2010 Annual Meeting of Shareholders will have discretionary voting authority with respect to any shareholder proposal for which the Company does not receive timely notice.

OTHER MATTERS

The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, the enclosed proxy card confers discretionary authority on the persons named in the enclosed proxy card to vote as they deem appropriate on such matters. It is the intention of the persons named in the enclosed proxy card to vote the shares in accordance with their best judgment.

AVAILABLE INFORMATION

The Company files Annual Reports on Form 10-K with the SEC. A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (except for certain exhibits thereto), including our audited financial statements, may be obtained, free of charge, upon written request by any shareholder to Fidelity National Information Services, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204, Attention: Investor Relations. Copies of all exhibits to the Annual Report on Form 10-K are available upon a similar request, subject to reimbursing us for our expenses in supplying any exhibit.

By Order of the Board of Directors

Frank R. Martire
President and Chief Executive Officer

Dated: April 15, 2010

Voting items
The Board of Directors recommends that you
vote FOR the following:
1.	Election of Directors
Nominees
01	Stephan A. James	02	James Neary	03	Frank R. Martire

The Board of Directors recommends you vote FOR the following proposal(s):
2	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.
NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

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THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
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The Board of Directors recommends that you vote FOR the following:		☐	☐	☐
1.	Election of Directors Nominees

01	Stephan A. James 02 James Neary 03 Frank R. Martire

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2010 fiscal year.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

		JOB #			SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

FIDELITY NATIONAL INFORMATION SERVICES, INC. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD MAY 27, 2010
The undersigned hereby appoints William P. Foley, II and Frank R. Martire, and each of them, as Proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of common stock of Fidelity National Information Services, Inc. held of record by the undersigned as of March 30, 2010, at the Annual Meeting of Stockholders to be held at 11:00 a.m., eastern time in the Peninsular Auditorium at 601 Riverside Avenue, Jacksonville, FL 32204 on May 27, 2010, or any adjournment thereof.
This instruction and proxy card is also solicited by the Board of Directors of Fidelity National Information Services, Inc. (the “Company”) for use at the Annual Meeting of Stockholders on May 27, 2010 at 11:00 a.m. eastern time from persons who participate in the Fidelity National Information Services, Inc. 401(k) Profit Sharing Plan (the “401(k) Plan”).
By signing this instruction and proxy card, the undersigned hereby instructs Wells Fargo Bank Minnesota, N.A., Trustee for the 401(k) Plan, to exercise the voting rights relating to any shares of common stock of Fidelity National Information Services, Inc. allocable to his or her account(s) as of March 30, 2010. For shares voted by mail, this instruction and proxy card is to be returned to the tabulation agent (Fidelity National Information Services, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717) by May 24, 2010. For shares voted by phone or internet, the deadline is 11:59 PM on May 24, 2010. For the 401(k) Plan, the Trustee will tabulate the votes received from all participants received by the deadline and will determine the ratio of votes for and against each item. The Trustee will then vote all shares held in the 401(k) Plan according to these ratios.

Continued and to be signed on reverse side